Exhibit 10.61 Cooperation Agreement (Kooperationsvertrag)

made on 23 October 2006

between

SWX Group, Selnaustrasse 30, P. O. Box, CH-8021 Zurich

(SWX)

and

Deutsche Börse AG, Neue Börsenstr. 1, D-60487 Frankfurt am Main

(DBAG)

(SWX and DBAG are each referred to as a Party and collectively as the Parties)

relating to the Parties’ shareholding in

Alex Exchange Holding SA, Luxembourg

Table of contents

1	Definitions	5

2	Initial situation	5

2.1	Ownership structure	5

2.2	The business of the joint venture	6

2.2.1	Purpose	6

2.2.2	Project phases	7

2.2.3	External presentation of the Alex companies	9

2.2.4	Admission of participants to trading and listing	9

2.2.5	Contribution obligation	10

3	Corporate governance	12

3.1	Corporate bases	12

3.1.1	Articles of association	12

3.1.2	Organisational regulations	14

3.2	General Meeting of the Holding	14

3.2.1	General	14

3.2.2	Resolutions	14

3.2.3	Deadlock	14

3.3	Board of directors (Verwaltungsrat) of the Holding	15

3.3.1	Composition and election	15

3.3.2	Resolutions	17

3.3.3	Power of representation of the members of the board of directors	17

3.3.4	Information flow and confidentiality	17

3.3.5	Meetings	18

3.4	Alex group companies	18

3.4.1	General and/or shareholders’ meeting	18

3.4.2	Board of directors and/or supervisory board	19

3.5	Auditing body; accounting; business planning	20

3.5.1	Auditing body	20

3.5.2	Financial year and management reports	20

3.6	Management information	20

3.7	Business plan	21

3.8	Budget	21

3.9	Dividend policy	22

3.10	Financing	22

3.11	Service level agreements with the Parties	22

4	Management of Alex group companies	23

4.1	Composition of the management boards	23

4.2	Resolutions of the management boards	24

4.3	Participation of the management in the meetings of the board of directors (Verwaltungsrat)	25

5	Restrictions on disposal, right of first offer	25

5.1	Restrictions on disposal	25

5.2	Right of first offer	25

6	Duration and dissolution	28

6.1	Effective date of this Agreement	28

6.2	Termination	28

6.2.1	Termination by expiry	28

6.2.2	Premature termination	28

6.2.3	Termination by SWX	30

6.2.4	Termination by DBAG	30

6.3	Consequences of termination by expiry and premature termination	31

6.3.1	Dissolution of the cooperation	31

6.3.2	Managed Services of DBAG	35

6.3.3	Special consequences	38

6.3.4	Further consequences	38

7	Further provisions	38

7.1	Good behaviour clause	38

7.2	Relationship to other contracts and articles of association	39

7.3	Translation of foreign currencies	39

7.4	Amendments and supplements	39

7.5	Severability	39

7.6	Address for service	39

7.7	Prohibition of assignment	39

7.8	Transaction costs	40

7.9	Confidentiality	40

7.10	Governing law | court of arbitration	40

List of Annexes

Number	Title of Annex

1	Definitions

2.2.2(b)(v)	Definition of Managed Services

2.2.3(b)	Form of employment agreement without compensation (Nullvertrag)

3.1.1(a)(i)	Articles of association of Alex Exchange Holding SA

3.1.1(a)(ii)	Articles of association of Alex Exchange Schweiz AG

3.1.1(a)(iii)	Articles of association of Alex Exchange Deutschland AG

3.1.2(a)(ii)	Organisational regulations of Alex Exchange Schweiz AG

3.1.2(a)(iii)	Rules of procedure of the supervisory board of Alex Exchange Deutschland AG

3.1.2(a)(iv)	Rules of procedure of the management board of Alex Exchange Deutschland AG (including Schedule 2(b) – Schedule of responsibilites)

3.7	Business plan for the years 2007 to 2011

3.8	Budget for the financial year 2007

3.10(a)(ii)	Loan/intercreditor agreement

3.11(a)(i)	Master agreement between Alex Germany and DBAG regarding services of DBAG in the fields of (A) central services; (B) market services; and (C) Managed Services.

3.11(a)(ii)

Master agreement between Alex Switzerland and SWX Swiss Exchange regarding services of SWX Swiss Exchange in the fields of

(A) admission of Structured Products to trading on the Alex exchange Switzerland;

(B) surveillance, IT and utilisation of the trading platform of SWX Swiss Exchange; and

(C) central services.

5.2(a)	Valuation principles

5.2(g)	Purchase agreement in case of exercise of right of first offer (Vorhandrecht)

6.3.1(b)	Dissolution of the cooperation

Preamble

A.	SWX is a stock corporation under Swiss law and has its seat in Zurich. It holds all shares in SWX Swiss Exchange, another stock corporation organised under Swiss law having its seat in Zurich. Being a stock exchange service provider, SWX Swiss Exchange operates the leading Swiss exchange.

B.	DBAG, a stock corporation under German law having its seat in Frankfurt, is the operator of the Frankfurt Stock Exchange (Frankfurter Wertpapierbörse) (FWB), a self-governing public law institution with partial legal capacity. In such capacity, DBAG is obligated under section 1 para. 2 of the German Stock Exchange Act (Börsengesetz – BörsG) as an exchange operator to provide FWB upon request by the management (Geschäftsführung) with the financial, human and material resources necessary to operate and adequately further develop the exchange.

C.

The Parties agreed in the Transaction Agreement, which was concluded at the same time as this Cooperation Agreement (the Agreement), to combine their business operations in the area of Structured Products as defined in Article 2.2.1(b) in a joint venture in order to create a European exchange organisation for Structured Products under the name and trade mark “Alex”. The business in the area of Structured Products is currently operated by DBAG in its capacity as operator of FWB under the “Börse Frankfurt Smart Trading®” trade mark both in the Official Market (Amtlicher Markt)/Regulated Market (Geregelter Markt) segments of FWB and in the Open Market (Freiverkehr) segment operated by DBAG at FWB. At SWX, Structured Products are traded on the exchange operated by SWX Swiss Exchange. At the same time they entered into the Transaction Agreement and the Cooperation Agreement, the Parties entered into a master agreement which contractually stipulates the individual transaction steps to prepare the closing actions in accordance with the Transaction Agreement.

D.	By means of this Agreement, the Parties wish to agree the corporate governance and management of the joint venture, the structure and implementation of the Alex exchanges, their mutual rights of first offer (Vorhandrechte) and the termination of the joint venture.

Now therefore, the Parties agree as follows:

1	Definitions

In this Agreement, the terms listed in Annex 1 shall have the meaning attributed to them therein.

2	Initial situation

2.1	Ownership structure

(a)	Following completion of the Transaction Agreement

(i)	DBAG shall hold 50% plus one and SWX shall hold 50% minus one of the registered shares of Alex Exchange Holding SA, a stock corporation under Luxembourg law having its seat in Luxemburg (the Holding);

(ii)	the Holding shall hold all shares in Alex Exchange Schweiz AG, a stock corporation under Swiss law having its seat in Zurich (Alex Switzerland); and

(iii)	the Holding shall hold all shares in Alex Exchange Deutschland AG, by then formerly known as Bremer Wertpapierbörse Aktiengesellschaft, a stock corporation under German law currently having its seat in Bremen (Alex Germany).

(b)	The Parties hereby agree that all of their current Holding shares as well as any Holding shares acquired by them in future which are held by them either directly or through group companies, shall be subject to this Agreement.

2.2	The business of the joint venture

2.2.1	Purpose

(a)	The purpose of the joint venture is to operate exchanges in Europe in the field of trading Structured Products (as defined below) and to offer any services required to trade Structured Products.

(b)	Structured Products within the meaning of this Agreement shall mean non-standard derivatives that are securitised at present in the German market and which, according to German legal understanding, are issued as bonds (Schuldverschreibungen) within the meaning of the German Civil Code (Bürgerliches Gesetzbuch – BGB) on a large scale by a financial intermediary or, according to Swiss legal understanding, are issued as standard mandatory obligations (obligatorische Verpflichtungen) on a large scale by a financial intermediary. These include, in particular:

(i)	in accordance with the terminology currently being used by SWX Swiss Exchange:

(w)	options (including standard options and basic positions, i.e. call and put options and all basic positions including special features such as knock-in or knock-out);

(x)	capital protected products;

(y)	maximum yield products (including discounted products, reverse convertibles and outperformance products);

(z)	static and dynamic certificates (i.e. financial instruments tracking the performance of certain securities, groups of securities, raw materials, commodities, currencies or other rights or assets); and

(ii)	in accordance with the terminology currently being used by DBAG, certificates, warrants (except for company issued warrants under (c)(i) below) and reverse convertible bonds.

(c)	Structured Products shall not include:

(i)	warrants which are issued in the context of a capital reorganisation of the issuer, including company issued warrants of financial intermediaries;

(ii)	standardised uncertificated derivatives (such as those traded on the derivative exchanges of Eurex Deutschland and Eurex Schweiz);

(iii)	financing bonds with a coupon paid at regular intervals, which is either agreed as a fixed coupon at the time the bond is issued (with either a homogeneous or a heterogeneous nominal coupon being possible during the term) or linked to the level of a reference interest rate (e.g. EURIBOR, LIBOR);

(iv)	shares and certificates representing shares such as ADRs or GDRs, profit participation certificates (Genussscheine or Partizipationsscheine), shares in co-operatives, investment fund units, exchange traded funds (ETFs) and comparable securities, which are traded in the other present or future spot market segment of the Parties and their other group companies or on the exchanges operated by them; and

(v)	exchange traded commodities (ETCs), real estate investment trusts (REITs), contracts for difference (CFDs) and similar products.

(d)	The Alex companies shall not carry out the regulatory business Switzerland, the regulatory business Germany and the market data distribution.

(e)	To the extent the Parties wish to do so, they may agree in writing to extend their cooperation under the joint venture beyond the business defined in this Article 2.2.1. Until such an agreement is made, the Parties shall ensure that the Alex companies will not act outside the business defined under (a) and (b) and will neither directly nor indirectly act in the fields set out in (c) und (d).

2.2.2	Project phases

The trading of Structured Products, which is at present separately operated by the Parties, shall be integrated in two phases:

(a)	The first phase of integration shall commence on 1 January 2007 and is intended to end no later than on 31 December 2009 if both Parties agree so in accordance with the provisions set out in (b) below. During the first phase, trading, clearing and settlement will be separately operated on the Alex exchanges.

(b)	The second phase of integration shall commence after the end of the first phase after the Alex exchanges will have been migrated to a uniform electronic trading platform (Xetra/Xetra Plus or the relevant successor system), which will be made available by DBAG or its group companies through IT services to be determined in detail in advance by the Parties (the Managed Services). Both Parties shall be obligated to work in good faith towards migrating the Alex exchange Switzerland to the Managed Services during the first phase of the project. However, it is understood that the Alex exchange Switzerland will only be migrated to uniform Managed Services if the following cumulative conditions have been met:

(ii)	migration of the Alex exchanges to uniform Managed Services is commercially reasonable for the Alex companies and their business. This will be the case if:

(w)	it has been ensured that the Managed Services are multi-currency compatible for exchange trading of Structured Products;

(x)	as a result of the migration to uniform Managed Services the Alex companies can generate synergy effects regarding ongoing operating costs as compared with the IT operating costs before migration;

(y)	the Managed Services or Xetra/Xetra Plus (or their successor system) permit fully electronic trading; and

(z)	the need for adjustments for participants in the derivatives market of the Alex exchange Switzerland is as little as possible and can reasonably be expected from them. Any such adjustment shall be deemed to be reasonable if at least three of the four most important participants (in terms of turnover) are willing to make the necessary adjustments;

(iii)	SWX shall ensure that buy-side access to the Alex exchange Switzerland trading platform can be obtained through an order-routing service of SWX Swiss Exchange. SWX undertakes to bear any costs incurred in this context. The costs of developing and configuring the Xetra access point (through a VALUES API interface) in order to receive the orders forwarded via SWX Swiss Exchange to the Alex exchanges shall be borne by the Alex companies;

(iv)	the Xetra/Xetra Plus systems (or any successor systems) operated by way of the Managed Services must have been operated at FWB for at least twelve months and must also have been used by market participants outside Germany;

(v)	it has been ensured that the implementation of uniform Managed Services at the Alex exchange Switzerland does not give reason to terminate this Agreement under Article 6.2.3(a);

(vi)	the requirements regarding the Managed Services set out in Annex 2.2.2(b)(v) have been met; and

(vii)	it has been ensured that even after having migrated the Alex exchanges to uniform Managed Services all legal and regulatory requirements imposed on the Alex exchange Switzerland can be met.

The management of the Alex group companies shall explain by 31 December 2008 in a written report to the Holding’s board of directors (Verwaltungsrat) and to the Parties whether the above conditions of migrating the Alex exchanges to uniform Managed Services have been met. Each Party shall notify the other Party in writing within 60 calendar days of having received the report from the management of the Alex group companies whether it also considers the conditions set out in (b)(i) above to have been met. Furthermore, each Party shall inform the other Party by 31 August 2009 at the latest whether in its opinion, the other conditions set out in (b) (ii) to and including (vi) had been met by 30 June 2009.

(c)	During the second phase, clearing, settlement and custody of certificates of Structured Products admitted to trading on Alex exchanges shall be operated equally on SIS SegaInterSettle AG (SIS), Eurex Clearing AG (ECAG) and Clearstream Banking AG, Frankfurt (CBF). The Parties agree that access to clearing, settlement and custody must be structured in a symmetrical way. If such symmetrical structure permits so, the certificates shall be held in custody by SIS or CBF as selected by the issuer and irrespective of the currency and ISIN of the Structured Products.

2.2.3	External presentation of the Alex companies

(a)

In the public and in the market, the Alex companies shall uniformly use the name and trade mark “Alex”, with trading of Structured Products in Switzerland being organised by Alex Switzerland and trading of Structured Products in Europe (excluding Switzerland) being organised by Alex Germany. The name of Bremer Wertpapierbörse Aktiengesellschaft shall be changed to “Alex Exchange Deutschland AG”. The “Alex” trade mark shall be used from 1 January 2007 for trading Structured Products on the exchange of FWB. However, for such trading both the “Börse Frankfurt Smart Trading®” trade mark and the “Alex” trade mark may be used during a transitional period, which shall end as soon as possible after 1 January 2007, but no later than on 30 June 2007. DBAG shall grant Alex Germany a non-exclusive right throughout the universe to use the “Börse Frankfurt Smart Trading®” trade mark for the above transitional period and limited to the scope of cooperation under this Agreement.

(b)	The Alex companies shall be independent from the Parties both with respect to organisation and staff, unless otherwise agreed in this Agreement or the Transaction Agreement or the Parties agree individual exceptions from the above independence requirements. Employees shall also be deemed to be independent within the meaning of this provision if they hold shares, share options, including virtual share options, or claims under company pension schemes, including deferred compensation, from former employment relationships with either Party or any of their group companies or if an employment agreement without compensation on the basis pursuant to Annex 2.2.3(b) exists or is made in this context.

(c)	In the market and with respect to participants and issuers, the Alex companies shall act independently and with their own managers and own permanently employed staff. The regulatory business Switzerland and the regulatory business Germany and the services provided by the Parties or their group companies under the service level agreements pursuant to Article 3.11(a) and (b) shall be excluded therefrom.

2.2.4	Admission of participants to trading and listing

(a)	The admission of a participant to trading on the Alex exchanges shall be governed by the relevant provisions of applicable law and the admission rules of the relevant Alex exchange.

(b)	The issuers may freely select the Alex exchange on which their Structured Products will be listed or traded.

(c)	The listing of Structured Products traded on the Alex exchange Switzerland shall be part of the regulatory business Switzerland and shall be the exclusive responsibility of the admissions office of SWX Swiss Exchange. The listing of Structured Products to be traded on the Alex exchange Switzerland shall be made using the web application “Internet Based Listing” (IBL) of SWX Swiss Exchange (or in any other way determined by the admissions office of SWX Swiss Exchange).

(d)	The admission of Structured Products traded on the Alex exchange Germany shall be part of the regulatory business Germany and shall accordingly be the exclusive responsibility of the admissions office of FWB.

2.2.5	Contribution obligation

(a)	Subject to the exceptions set out in (b) below, each Party shall be obligated after having entered into this Agreement not to (i) establish a new exchange for Structured Products itself or to operate such a new exchange as exchange operator, (ii) organise off-exchange trading of Structured Products or (iii) make available its name or any of the trade marks owned by it or its group companies for exchange or off-exchange trading or for operating an exchange for Structured Products as exchange operator, in each case in Europe and whether directly or indirectly, alone or in agreement with third parties.

(b)

(i)	If during the term of this Agreement any of the Parties directly or indirectly, alone or in agreement with third parties obtains control over an exchange or a company which already operates an exchange as exchange operator and such exchange or company operates in Europe (also) in the field of trading Structured Products or operates a corresponding exchange or a corresponding institution similar to an exchange as exchange operator, the relevant Party shall be obligated to contribute the Structured Products business of such exchange or such company to the Alex group with economic effect from the time such control is acquired, provided that the other Party demands such contribution within 30 calendar days after having been notified in writing of the acquisition of control. Copies of all existing pertinent documents concerning such exchange or company shall be enclosed with such notification.

(ii)

If the turnover of such exchange or company generated by trading Structured Products amounts to more than 50% of its total turnover (in terms of cumulative turnover during the two-year period preceding the most recent annual or semi-annual accounts of such exchange or company before the notification of contribution was made, with the two-year period being shortened accordingly if such exchange or company or the trading of Structured Products has existed for less than two years at such time), the Parties shall consider in good faith and in advance, taking into account financial, tax and tactical considerations, whether it would not be better to directly have the relevant participation be acquired by the Alex group than by the relevant Party.

(iii)	The contribution of the acquired Structured Products business shall be completed as soon as possible after control has been obtained over it. For these purposes, as a general rule, the relevant Party shall sell such business against payment of its fair value in euro or, if the (pro rata) acquisition price of the Structured Products business is below the fair value, against payment of such (pro rata) acquisition price in euro to an Alex company. The Parties shall consider in good faith and in advance, taking into account financial, tax and tactical considerations, whether the acquired business could also be transferred in any other way.

(iv)	The contribution shall be made by applying mutatis mutandis the provisions of the Transaction Agreement, with the Parties being obligated to agree in good faith on the terms of the contribution of the newly acquired business. If the Parties cannot agree on the fair value or, as the case may be, the pro rata acquisition price within three month of obtaining control over such business, the procedure set out in Article 5.2(b) to (f) shall apply mutatis mutandis. The principles set out in Article 3.10 shall apply with respect to financing the contribution of the relevant Structured Products business.

(c)	If either Party becomes directly or indirectly controlled by a company or a group of companies or becomes a group company of a company which engages in Europe in the field of trading Structured Products, the Parties shall endeavour in good faith and as far as possible to include the relevant Structured Products business in Europe and the persons exercising control over such business in the joint venture and to adjust this Agreement to the extent necessary.

(d)	DBAG and its group companies may only license “Xetra Plus” (or any successor systems) to third parties for operating an exchange or an institution similar to an exchange in Europe for trading Structured Products if SWX has previously consented to such licensing in writing.

(e)	Any licensing of “Xetra Plus” (or any relevant successor system financed by both Parties or the Alex companies) to the Vienna Stock Exchange (Wiener Börse) and the Irish Stock Exchange or their group companies shall be excluded from the requirement of previous consent set out in (d). However, during the term of this Agreement DBAG must (i) procure that each licensee shall pay a licence fee the amount of which shall be in line with market standard for using “Xetra Plus” (or any relevant successor system financed by both Parties or the Alex companies), which shall be separately set out in the licence agreement for “Xetra Plus”, and (ii) transfer any licence fee received from the licensee within 10 calendar days of receipt to an account determined by the Holding. DBAG shall be obligated to provide SWX with a complete copy of the relevant licence agreement and any other information in order to verify that the licence fees are correctly settled.

3	Corporate governance

3.1	Corporate bases

3.1.1	Articles of association

(a)	The Parties shall procure that

(i)	the Holding will receive articles of association pursuant to Annex 3.1.1(a)(i);

(ii)	Alex Switzerland will receive articles of association pursuant to Annex 3.1.1(a)(ii); and

(iii)	Alex Germany will receive articles of association pursuant to Annex 3.1.1(a)(iii).

(b)	The Parties agree, and shall procure, that each of the subject-matters specified in (c) below must be resolved unanimously by the relevant boards of the Alex companies in order to be effective. To the extent this is not legally permissible, the Parties shall implement such other legally permissible solution as comes closest to the purpose pursued by the Parties (such as, in particular, by determining that any management measures taken by the management with respect to such subject-matters shall require the supervisory board’s consent (which shall be granted on the basis of a resolution unanimously passed)), and shall procure that the persons nominated by them as board members will act in accordance with this provision.

(c)	The principle of unanimity pursuant to (b) above shall apply to the following subject-matters:

(i)	determination of the principles of corporate policy and strategy;

(ii)	registration of usufructuaries of registered shares in the register of shareholders;

(iii)	commencement of cooperation negotiations and conclusion, amendment and termination of cooperation agreements with third parties;

(iv)	determination of and amendments to the organisational regulations or rules of procedure of the Alex companies, including any annexes;

(v)	any suggestions or applications to the competent bodies re issuing and amending the rules of the Alex exchange Germany and issuing and amending the rules of the Alex exchange Switzerland except for those rules which relate to the regulatory business Switzerland;

(vi)	introduction, and change to successor systems, of the Xetra/Xetra Plus systems (or any successor or alternative systems thereof) used by the Alex companies and any further changes of the foregoing systems. The requirement of unanimity shall not apply if any Party changes its trading platform and the scope of functions of the new system substantially corresponds to Xetra/Xetra Plus or their successor or alternative systems and the trading platforms of the Alex companies or their group companies are to be migrated to this new trading platform;

(vii)	subject to the rights of SWX and DBAG under Article 4.1, conclusion and termination of or amendment to the employment agreements of the members of the management;

(viii)	any bonuses, severance payments and similar benefits for employees provided that in aggregate they exceed 20% of the budgeted annual staff costs of the relevant Alex company per year; the requirement of consent shall be limited to such bonuses, severance payments and similar benefits which exceed such threshold;

(ix)	introduction of and amendments to employee share and option plans;

(x)	establishment, relocation or closing of branches. The requirement of unanimity shall not apply with respect to the relocation of the seat of Bremer Wertpapierbörse AG (BWB) to Frankfurt am Main;

(xi)	establishment and dissolution of subsidiaries and the sale and encumbrance, in whole or in part, of subsidiaries and any participation therein;

(xii)	acquisition, sale, encumbrance and dissolution of undertakings and businesses and of parts thereof;

(xiii)	acquisition, sale and encumbrance of real estate and other rights in rem;

(xiv)	granting or assumption of sureties (Bürgschaften), guarantees (Garantien) or other collateral;

(xv)	raising and granting of loans if the amount exceeds CHF 1 million, except for the raising and granting of loans between Alex companies without involving any third party;

(xvi)	conclusion of agreements as a result of which the aggregate obligation of an Alex company exceeds 5% of the costs budgeted for the current financial year of such company, as well as the termination of such agreements;

(xvii)	adoption of and amendments to the business plan pursuant to Annex 3.7, including its annual amendment on a rolling basis;

(xviii)	approval of the annual budget to the extent that it exceeds or falls below the relevant targets of the approved business plan by more than 10% and the approval of any amounts exceeding the approved budget by more than 10% during the year;

(xix)	conclusion and termination of or amendments to any service level agreements made between an Alex company on the one hand and companies of Deutsche Börse Group or SWX Group on the other hand; consent shall be given to the extent that such termination or amendment is necessary to comply with mandatory legal or regulatory requirements;

(xx)	decision on deadlocks in the management of an Alex company to the extent that the determination of the principles of corporate policy and strategy of the company are concerned; and

(xxi)	resolutions on exercising the voting right in the general or shareholders’ meeting of subsidiaries of the Holding with respect to amendments to the articles of association.

(d)	If the Holding acquires or establishes further group companies in Switzerland, Germany or other countries, the Parties shall procure that such group companies will receive articles of association the contents of which correspond to the articles of association under (a) and the requirements under (b) and (c). The same shall apply to their organisational regulations and rules of procedure within the meaning of Article 3.1.2.

3.1.2	Organisational regulations

The Parties shall procure that Alex Switzerland and Alex Germany will receive organisational regulations or rules of procedure pursuant to Annex 3.1.2.(a)(ii) to (iv).

3.2	General Meeting of the Holding

3.2.1	General

(a)	The Holding’s General Meeting (the General Meeting) shall have the responsibilities attributed to it by the legislation concerning Luxembourg commercial companies, in particular the Luxembourg Law of 10 August 1915 concerning commercial companies (Loi concernant les sociétés commerciales, hereinafter LSC), as amended, and the articles of association

(b)	The Holding’s General Meeting shall be convened by the board of directors (Verwaltungsrat), the president or vice-president of the board of directors. In addition, either Party may at any time request that an extraordinary General Meeting be convened, stating the items on the agenda and motions.

(c)	The Holding’s General Meetings shall take place in Luxembourg.

3.2.2	Resolutions

(a)	Unless otherwise provided for by applicable law, the articles of association or this Agreement, the General Meeting shall adopt its resolutions and carry out its elections with an absolute majority of the voting shares represented. Neither the president of the board of directors nor any other person shall have a casting vote.

(b)	A unanimous resolution adopted by all shareholders, whether or not represented in the General Meeting, shall be required for the resolutions pursuant to Article 14 para. 3 of the articles of association according to Annex 3.1.1(a)(i).

3.2.3	Deadlock

(a)	A deadlock will occur in the General Meeting if a resolution concerning one of the items mentioned in Article 14 para. 3 of the Holding’s articles of association is not validly adopted because the required qualified majority is not attained in a validly convened General Meeting of the Holding.

(b)

If a deadlock occurs, the Parties shall be obliged to participate in good faith in one or more conciliation hearing(s), in order to find an amicable solution in line with the best entrepreneurial interests of the Alex companies. The conciliation hearings will take place alternately in Zurich and Frankfurt am Main and both Parties shall see to it that they are adequately represented in the hearings.

(c)	If the Parties are unable to agree on an amicable solution within two months after the occurrence of the deadlock, the matter will have to be submitted to the chairman of SWX and the CEO of DBAG. The Parties see to it that the chairman and CEO meet as soon as possible after the expiry of the two-month period after the occurrence of the deadlock in order to find a good faith solution to resolve the deadlock in line with the best entrepreneurial interests of the Alex companies.

(d)	If the chairman and CEO are unable to agree on an amicable solution within three months after the occurrence of the deadlock, each Party will be entitled to request a mediation involving an independent third party within a period of 20 calendar days after expiry of the three-month period by notifying the other Party thereof in writing. If none of the Parties requests a mediation within the aforementioned period, the proposed resolution of the General Meeting will be deemed to have failed, but a Definitive Deadlock (as defined below) will not have occurred. If the Parties are unable to agree on the person of the mediator within 20 calendar days after sending the written notice, each Party will be entitled to request the nomination of a mediator at the International Centre for Expertise of the International Chamber of Commerce (ICC), Paris, France, (the ICC Centre). The ICC Centre may only nominate persons as mediator who (i) possess practical experience in mediating economic issues and (ii) are independent of the Parties and their bodies. The Parties are obliged to participate in the mediation in good faith, represented by appropriate representatives considering the requirements of the procedure. They are in particular obliged to make available to the mediator all documents and records which the mediator demands from them in order to fulfill his duties. The mediator is neither an arbitrator nor an expert arbitrator and the mediator shall not be authorised to take a decision being binding upon the Parties on the question at issue. One half of the costs and expenses (including taxes, if any) for the mediator shall be borne by each Party, respectively.

(e)	If the mediation does not result in a resolution of the matter at issue within three months after the agreement on mediation with the mediator elected by the Parties or nominated by the ICC Centre, or if the Parties and the mediator are unable to agree on a mediation contract within four weeks after the mediator’s nomination, this will be deemed to be a definitive deadlock (the Definitive Deadlock). The occurrence of such a Definitive Deadlock gives each Party the right to terminate this Agreement pursuant to Article 6.2.2(c), unless it acted contrary to good faith in respect of the deadlock and during the mediation procedure (and/or its initiation).

3.3	Board of directors (Verwaltungsrat) of the Holding

3.3.1	Composition and election

(a)

The Holding’s board of directors shall consist of five members. The term of office shall be three years; each member may be re-elected without any limitations. Each Party is entitled to nominate two members of the board of directors who will be proposed for election to the General Meeting; DBAG is in addition entitled, subject to (f) below, to designate the president of the board of directors. Each proposal for election shall be submitted to the other Party in writing, together with an informative CV of each person proposed for election. Only persons who meet the personal election requirements under applicable law, in particular who possess the necessary expertise and afford a guarantee of a proper conduct of business, may be proposed or designated in order to be elected to the Holding’s board of directors.

(b)	The members of the board of directors shall not receive any remuneration for their work. They shall only be reimbursed reasonable expenses for travel costs, provided that such travels are required for them to fulfil their duties as members of the board of directors. Each Party shall itself insure, at its own discretion, the members of the board of directors of Alex companies nominated by it against the risks under responsibility and third party liability law (verantwortungs- und haftungsrechtliche Risiken) related to their office.

(c)	Subject to (f) below, each Party shall be obliged to vote with its shares in favour of the members of the board of directors proposed for election by the other Party as contractually agreed.

(d)	The Parties have agreed to appoint the following persons to the Holding’s first board of directors after completion of the Transaction Agreement:

(i)	Axel Schubert as president of the board of directors (proposed by DBAG);

(ii)	Rainer Riess as member of the board of directors (proposed by DBAG);

(iii)	Andreas Willius as member of the board of directors (proposed by DBAG);

(iv)	Dr. Heinrich Henckel as vice-president of the board of directors (proposed by SWX);

(v)	Christoph Bigger as member of the board of directors (proposed by SWX).

(e)	Each Party is entitled to demand at any time that members of the board of directors proposed for election by it be removed from office. If a Party demands that a member of the board of directors proposed for election by it be removed from office, a General Meeting for the purpose of removing such member from office and electing a successor shall be held without undue delay (unverzüglich). The other Party shall be obliged to participate in such General Meeting and to vote accordingly. Article 3.3.1(f) shall apply to the election of a successor of the president. The designated successor may, to the extent legally permissible, participate with an advisory vote, in his capacity as an expert, in all meetings of the board of directors that take place prior to his election by the General Meeting; however, the designated president may only do so if SWX explicitly accepts the person proposed for election by DBAG or does not reject such person within the period pursuant to Article 3.3.1(f). A person proposed for election who may already participate in meetings of the board of directors prior to being elected shall receive all documents made available to the members of the board of directors at the same time such documents are delivered to the latter. Such person proposed for election must be required to comply with confidentiality requirements in advance

(f)

SWX is entitled to reject the person proposed by DBAG in accordance with the provisions of this Agreement for election as president of the Holding’s board of directors within 14 calendar days after receipt of the election proposal for objective reasons. In the event of a rejection in due time, DBAG will be obliged to propose another person for election in accordance with the provisions of this Agreement.

SWX may also reject the second person, proposed by DBAG in accordance with the contractual agreements, within a period of 14 calendar days after receipt of the second election proposal, again for objective reasons. In such event, DBAG must again propose a new person for election as president of the board of directors in accordance with Article 3.3.1(a). Subject to the last sentence of this letter (f), SWX shall not be entitled to reject such third person proposed for election. If SWX does not exercise the right to reject the person proposed for election in due time, the respective person proposed for election by DBAG will be deemed to be accepted by SWX. SWX has a right, at any rate, to reject a person proposed for election (without any effect on the rights to reject persons proposed for election as provided for above) if a person proposed by DBAG fails to meet the eligibility requirements for an election to bodies of an Alex company as provided for in this Agreement or according to the applicable Swiss, German or any other applicable laws, in particular insofar as the guarantee for a proper conduct of business is concerned.

3.3.2	Resolutions

Each Party shall use its best endeavours to procure that the members of the board of directors proposed for election by it will participate in all duly convened meetings of the board of directors and will return circular resolutions of the board of directors to the Holding within seven calendar days after receipt of the relevant motion. Additionally, the Parties will act upon their representatives in the board of directors in a way that such representatives try in good faith and in view of the entrepreneurial interests of the Alex companies to avoid a deadlock in the board of directors. If a deadlock occurs nonetheless, then the respective resolution shall be deemed as not adopted.

3.3.3	Power of representation of the members of the board of directors

The Holding may be represented by two members of the board of directors acting jointly, with the members of the board of directors designated by one Party only being able to exercise such power of representation jointly with a member of the board of directors designated by the other Party. The above limitation of the power of representation vested in the members of the board of directors shall be entered in the commercial register.

3.3.4	Information flow and confidentiality

(a)

Each member of the board of directors is entitled to pass on any information or documents regarding the Holding and its group companies received in his capacity as a member of the Holding’s board of directors to the boards, employees and advisers of the Party that has proposed that such member be elected to the board of directors, and/or of such Party’s group companies, respectively. However, such passing on of information or documents will only be permitted if and to the extent such boards, employees and advisers reasonably need the information and documents to fulfil their responsibilities in respect of or in connection with this Agreement and/or the interest in the Holding, or to perform this Agreement or another agreement between a Party and the Holding or its group companies. In doing so, each Party shall ensure that such information or documents regarding the Holding or its group companies will be treated confidentially. Each Party shall ensure in particular that no such information or documents regarding the Holding and its group companies shall be made available, disclosed or communicated to any person who performs for either Party, or a third party, as a board or employee, any full or part-time activities that contribute to any direct or indirect competition with the business operated by the Holding and its group companies. Such activities shall no longer be deemed to be competing activities within the meaning of this provision if a Party has asserted its right of contribution pursuant to Article 2.2.5(b), and the Parties have reached an agreement on the conditions of such contribution, including a binding and definite agreement on, or, as the case may be, determination of, the fair value of the Structured Products business.

(b)	The confidentiality obligation pursuant to (a) shall not apply to information and documents which:

(i)	is or are publicly available and known without any breach of a confidentiality agreement;

(ii)	a Party receives from a third party without any breach of a confidentiality obligation (the burden of proof as to the legitimate receipt of the information from a third party shall be incumbent on the Party, respectively, which claims the receipt of the information from a third party and its legitimacy);

(iii)	has or have been developed independently without using any confidential information of the Alex companies; or

(iv)	where the other Party has given its prior written consent to its or their transmission or publication.

(c)	If a Party intends to sell its shares to a third party (to the extent it is authorised to do so), it may grant such third party controlled access to non-public information regarding the Holding and its group companies, provided that:

(i)	only the information is disclosed which would be disclosed among sensible businesspeople with a view to entering into or executing the sale;

(ii)	the information is only disclosed to enter into or execute the sale; and

(iii)	the third party signed a customary confidentiality agreement.

3.3.5	Meetings

The Holding’s board of directors shall meet as frequently as required by business need, at least, however, four times per year. The meetings shall take place in Luxembourg, at the seat of the Holding, unless the board of directors resolves, by way of exception, to hold a meeting at any other place. The majority of the annual meetings of the board of directors must be held, however, at the seat of the Holding.

3.4	Alex group companies

3.4.1	General and/or shareholders’ meeting

In the general meeting and/or shareholders’ meeting of the Alex group companies, the shares of those companies held by the Holding shall be represented by two members of the Holding’s board of directors acting jointly; one of those members of the board of directors must be designated by SWX and the other member by DBAG. Except for elections to the board of directors and/or supervisory board of Alex group companies, the members of the board of directors acting together as provided for above shall exercise the Holding’s voting rights in the general and/or shareholders’ meetings of all Alex group companies in accordance with the provisions of this Agreement and the validly adopted resolutions of the Holding’s board of directors; in the event of elections, they will adhere to the instructions given by the Parties in accordance with the provisions of this Agreement. However, the articles of association of the Alex companies may only be amended if the Parties give their prior written consent thereto or if the board of directors adopts a prior resolution with a qualified majority pursuant to Article 20 of the articles of association according to Annex 3.1.1.(a)(i).

3.4.2	Board of directors and/or supervisory board

(a)	The Parties agree and see to it that the board of directors of Alex Switzerland and, subject to (a) below and (b) as well as mandatory statutory provisions, of all other Alex group companies will be composed of the same persons as the Holding’s board of directors, as soon as it is no longer required by law in Switzerland that the majority of the members of the board of directors must be domiciled in Switzerland. Until that time:

(i)	the board of directors of Alex Switzerland will be composed of the president designated by DBAG and the members of the board of directors proposed by SWX;

(ii)	the two other members of the Holding’s board of directors designated by DBAG will participate in all meetings of the board of directors of Alex Switzerland with an advisory vote and will receive all documents made available to the members of the board of directors at the same time such documents are delivered to the latter; and

(iii)	SWX sees to it that, with regard to all resolutions not subject to a qualified quorum pursuant to Article 20 of the Holding’s articles of association, the votes cast by the members of the board of directors designated by it are identical with the vote of the president of the board of directors.

(b)	The supervisory board of Alex Germany and other Alex group companies in Germany, if any, shall be composed of three members. To the extent legally permitted, the Parties agree and see to it that (i) the president of the Holding’s board of directors is elected to the supervisory board of Alex Germany and assumes the office of chairman of the supervisory board, and that (ii) two of the members of the Holding’s board of directors are elected by the shareholders’ meeting of Alex Germany as further members of the supervisory board, one of them being proposed by SWX and one of them being proposed by DBAG, respectively.

(c)	The Parties agree that the first supervisory board of Alex Germany shall be composed as follows;

(i)	Axel Schubert as chairman of the supervisory board (proposed by DBAG):

(ii)	Rainer Riess as member of the supervisory board (proposed by DBAG);

(iii)	Dr Heinrich Henckel as member of the supervisory board (proposed by SWX).

(d)	The Parties see to it that the general and/or shareholders’ meetings required for an identical composition of the boards of directors and/or supervisory boards, to be composed of the same persons, will take place without undue delay (unverzüglich).

(e)	To the extent legally permitted, the Articles 3.3.1(c), 3.3.2 to 3.3.4 shall apply by analogy to the boards of the Alex group companies.

3.5	Auditing body; accounting; business planning

3.5.1	Auditing body

The Parties agree and see to it that the respective auditor of DBAG will be appointed as auditing body and/or auditor of the Alex companies, as long as the Holding is fully consolidated at the level of DBAG.

3.5.2	Financial year and management reports

(a)	The Alex companies’ financial year runs from 1 January to 31 December, respectively.

(b)	To the extent required by law, a management report (Geschäftsbericht) will be prepared in accordance with the applicable laws for each Alex company.

(c)	Additionally, consolidated quarterly and annual reports will be prepared for the Alex companies in accordance with the International Financial Reporting Standards (IFRS); for these purposes, IFRS shall be based on the same principles that DBAG applies to prepare its own consolidated accounts according to IFRS. The Parties see to it that the information needed by DBAG for its financial accounting, in particular for the preparation of the consolidated accounts, is delivered to DBAG in time in accordance with its group time schedule. DBAG is obliged to provide SWX, without being requested, with a copy of DBAG’s accounting handbook in its current version and to inform SWX without undue delay about any amendments of such handbook and the accounting principles and methods according to IFRS. The Parties see to it that the Alex companies will provide SWX with all information on their accounting which SWX needs to prepare its own management reports.

(d)	Each Party is entitled to have the books of the Alex companies audited by its own employees and auditors at its own cost and expense. Such audit is to be carried out in such form that it does not immoderately impair the ordinary course of business of the Alex companies. For those purposes, the auditing Party shall receive access to all books, documents, systems and employees of the Alex companies who or which are reasonably relevant for such audit. Any information received from the Alex companies during such audit shall be treated confidentially pursuant to Article 3.3.4.

3.6	Management information

The management of the Alex companies shall establish a management information system (MIS) which is up to date and appropriate with regard to the business of the Alex companies, respectively. It shall have provided each member of the respective boards of directors and/or supervisory board with monthly information on the business of the Alex companies by no later than the 15th calendar day of the following month. Such information shall include the following data, in particular:

(a)	a consolidated income statement, a cash flow statement, a current cash management plan as well as a consolidated statement of equity (Eigenkapitalstatus) for each month;

(b)	a comparison of the consolidated income statement with the budget for the respective month;

(c)	a written explanation, in case the consolidated income statement substantially deviates from the budget;

(d)	revenues, itemised by material components, costs and EBITDA, for each exchange operated by the Alex companies; and

(e)	the number of participants existing at the end of the reporting month and quoted Structured Products as well as the trading volumes in the reporting month (as a total and itemised by exchange, respectively).

3.7	Business plan

(a)	The Parties shall procure that the business of the Alex companies be principally conducted in line with the business plan for the years 2007 to 2011, which is attached hereto as Annex 3.7. Any amendment to such business plan, including the rolling annual supplementation, is to be approved with the qualified majority pursuant to Article 20 of the Holding’s articles of association. The business plan shall be subject to a prior adjustment resolved with a qualified majority in accordance with Article 20 of the Holding’s articles of association if the annual budget is supposed to exceed or fall below the business plan’s corresponding parameters by more than 10%.

(b)	The Parties shall procure that, in the third quarter of each year, the management of the Alex group companies will prepare an adjustment proposal regarding the Alex companies’ business plan on a rolling basis to ensure that it constantly covers a period of five years; they shall also procure that their proposal concerning the adjustment of the business plan be submitted to the Holding’s board of directors in the course of October of each year at the latest. In this context, the management of the Alex group companies will prepare its proposal for the business plan adjustment in line with the strategic standards and priorities set out in the business plan under Annex 3.7 or resolved by the Holding’s board of directors with the qualified majority of votes cast pursuant to Article 20 of the Holding’s articles of association. Each party is entitled to request the management of the Alex group companies to provide it with any information necessary for an objective assessment and evaluation of the proposed business plan. At the same time, the management of the Alex group companies will submit any further information to all members of the Holding’s board of directors.

3.8	Budget

(a)	The Parties shall procure that the management of the Alex group companies will prepare, for each financial year, a budget for each Alex company in accordance with the approved business plan. Each budget is to be approved by the Holding’s board of directors within the framework of the consolidated budget for the Alex companies. The budget for the 2007 financial year is attached hereto as Annex 3.8.

(b)	Unless otherwise agreed by the Parties, the budget prepared by the management of the Alex group companies shall be in the form of the 2007 budget attached hereto as Annex 3.8.

(c)	Article 3.7(b) shall apply accordingly to the budget.

3.9	Dividend policy

The Parties agree that the retained earnings (Bilanzgewinn) of the Alex companies will each year be distributed to the Parties, to the maximum extent permitted by law, in accordance with their equity participation in the Holding, unless the Alex companies’ cash management plan requires the retention of available funds.

3.10	Financing

(a)	To the extent the Alex companies and their respective businesses cannot be financed with the income of the Alex companies alone, the Parties undertake to provide the additional funds considered to be necessary for the continuation of business by the Holding’s board of directors pursuant to this Agreement and the applicable rules under company law, in accordance with their equity participation in the Holding, either:

(i)	by increasing the equity participation; or

(ii)	by providing debt capital pursuant to the terms and conditions of the loan and/or intercreditor agreement according to Annex 3.10(a)(ii).

(b)	In the event of a financing need, the Parties undertake to check in good faith whether loans could be obtained from a third party on conditions being more favourable for the Alex companies than under a financing by the Parties.

3.11	Service level agreements with the Parties

(a)	The following service level agreements are entered into between the Parties and/or their group companies and the Alex companies:

(i)	A master agreement entered into between Alex Germany and DBAG according to Annex 3.11(a)(i) relating to services of DBAG in the following areas:

(A)	Central services;

(B)	Market services; and

(C)	Managed Services; in this respect, DBAG shall not grant software licences to the Alex companies in connection with the provision of Managed Services, unless such licences are necessary to use the service; however, it shall make sure that it possesses the licences required for the provision of Managed Services;

(ii)	A master agreement entered into between Alex Switzerland and SWX Swiss Exchange according to Annex 3.11(a)(ii) relating to services of SWX Swiss Exchange in the following areas:

(A)	Admission of Structured Products to trading on the Alex exchange Switzerland;

(B)	Market control and surveillance (surveillance), IT and use of the trading platform of SWX Swiss Exchange; and

(C)	Central services.

The aforementioned agreements may only be amended or terminated by any Alex company if the principle of unanimity pursuant to Article 3.1.1(b) is observed. Alex Germany’s supervisory board must grant approval, to the extent required for the fulfilment of the responsibilities incumbent upon Alex Germany, in its capacity as partial exchange operator (Teilbörsenträgerin) of FWB, pursuant to section 1 para. 2 of the German Stock Exchange Act or otherwise required in order to comply with a mandatory statutory provision.

(b)	Further agreements in addition to those mentioned above between any Alex company and the Parties or their group companies can be entered into if the competent board of directors or supervisory board gives its prior approval with the qualified majority pursuant to Article 20 of the Holding’s articles of association.

(c)	All agreements shall be entered into at arm’s length terms.

(d)	On the 15th calendar day of each month, the management of the Alex group companies shall submit to the Holding’s board of directors an overview of:

(i)	the agreements between the Alex companies and the Parties and/or their group companies that were in force during the last month;

(ii)	any payments and other services made or provided by the Alex companies under those agreements to the Parties and/or their group companies during the last month (itemised by recipient and indicating the reason for payment); and

(iii)	outstanding liabilities of the Alex companies existing at the end of the last month under those agreements.

4	Management of Alex group companies

4.1	Composition of the management boards

(a)	The management boards of the Alex group companies shall each be composed of two members, and the Parties shall ensure that the boards in charge of appointing appoint a person to be nominated by SWX as the chairman and a person to be nominated by DBAG as the second member.

(b)	The Parties may only nominate persons as members of the management boards who:

(i)	meet the personal, statutory and any regulatory requirements in Switzerland and in Germany (and, if required, in any other jurisdictions where a Alex company commences or carries on a business) and in particular possess the necessary expertise and afford a guarantee of a proper conduct of business;

(ii)

are neither a board member nor an employee of either Party or their other group companies, unless the Parties agree in a particular case on an exception of this requirement; irrespective of this para. b(ii), it shall not be deemed an obstacle to the appointment of a person as a member of the management boards if such person holds shares, share options or virtual share options from a former employment relationship with any Party or any of its group companies or if an employment agreement without compensation on the basis of Annex 2.2.3(b) exists or is made in this context; and

(iii)	are not concerned with the upper management, supervision or control of Alex group companies

(c)	The Parties agree that the first management board of Alex Switzerland and the first management board of Alex Germany shall each be composed as follows:

(i)	Marc Zahn as the chairman/spokesman of the board (proposed by SWX);

(ii)	Michael Jung as a member of the board (proposed by DBAG).

(d)	A management board member shall be removed if he no longer meets the statutory eligibility requirements or the requirements of (b) above during his term of office. The Parties shall procure that a successor to the management board member who has been removed or has otherwise left will be appointed as soon as possible. The above provisions shall apply accordingly in the event a management board member resigns or becomes permanently unable to work.

(e)	Each Party is entitled to request at any time that the member it has proposed be replaced. It is obliged to do so if the member it has proposed no longer meets the statutory eligibility requirements or the eligibility requirements of Article 4.1(b) above. In such case, the Parties shall procure – to the extent legally permitted – that the responsible board will take the steps necessary for the respective changes.

4.2	Resolutions of the management boards

(a)	The members of the management boards (Mitglieder der Geschäftsführung und des Vorstands) shall jointly conduct any business matters falling within the scope of responsibilities of the entire management board of Alex Switzerland and the entire management board of Alex German pursuant to the organisational regulations or the rules of procedure, respectively, and shall adopt all resolutions within this scope unanimously. The chairman/spokesman of the management boards shall not have the casting vote if the two members of the management board are unable to agree upon a resolution. In other respects, each management board member shall conduct the business within the business area assigned to him on his own responsibility. Details are governed by the organisational regulations or the rules of procedure.

(b)	In the event of a deadlock in the management board of Alex Switzerland, the matter shall be referred to the board of directors (Verwaltungsrat) for a decision. The resolutions of the supervisory board are subject to the majority requirement pursuant to the organisational regulations of Alex Switzerland, to the extent the deadlock occurs with respect to principles of corporate policy or strategy. In the event of such deadlock in the management board of Alex Germany, the supervisory board (Aufsichtsrat) responsible for this management board shall be consulted. If, following the consultation with the supervisory board, the deadlock can still not be resolved, the relevant resolution shall be deemed as not adopted.

4.3	Participation of the management in the meetings of the board of directors (Verwaltungsrat)

The two members of the management board of Alex Switzerland and the management board of Alex Germany shall attend the meetings of the board of directors (Verwaltungsrat) and the supervisory board (Aufsichtsrat) in an advisory capacity, but without being entitled to vote. With respect to agenda items relating to the management board members, or if the president/chairman of the supervisory board or the vice-president/deputy chairman of the supervisory board so directs, a meeting shall be held, in whole or in part, without the participation of the management board members.

5	Restrictions on disposal, right of first offer

5.1	Restrictions on disposal

(a)	None of the Parties may pledge its shares in the Holding, grant usufruct of the shares or encumber them in any other way without the prior written consent of the respective other Party.

(b)	Notwithstanding the restrictions set forth in Article 5.2, each Party may transfer its shares, in whole or in part, to a group company if (i) the group company concerned has joined this Agreement before the transfer and has assumed all rights and obligations of a Party under and in connection with this Agreement and (ii) the transferring Party ensures that the acquiring group company re-transfers its Holding shares without delay to the transferring Party or another group company if the acquiring group company ceases to be a group company of the transferring Party. The transferring Party (i) shall ensure that the acquiring group company fulfils all of its obligations under this Agreement in line with this Agreement and (ii) is liable as a guarantor within the meaning of article 111 of the Swiss Law of Obligations (Schweizerisches Obligationenrecht) for all violations of this Agreement on the part of the acquiring group company.

5.2	Right of first offer

(a)	If a Party (the Disposing Party) intends to dispose of all of its shares, whether for consideration or not, such Party shall notify the respective other Party in writing of its intention (the Notice of Disposal). The Disposing Party must present its calculation of the Provisional Purchase Price pursuant to Article 2.2(a) of Annex 5.2(g) in the Notice of Disposal. Within 21 calendar days of receipt of the Notice of Disposal, the respective other Party shall give notice to the Disposing Party of whether it is basically prepared to acquire the shares, subject to reaching agreement on the Provisional Purchase Price or the final and binding determination of the Provisional Purchase Price pursuant to (b) to (e) below (the Notice of Intended Acquisition). The Notice of Intended Acquisition by the other Party must contain a calculation of the Provisional Purchase Price carried out by such other Party. Should the Disposing Party not receive a Notice of Intended Acquisition within a period of 21 calendar days, a right of first offer (Vorhandrecht) may no longer be exercised.

(b)

Should the Parties fail to reach agreement on the Provisional Purchase Price within 21 calendar days following the Notice of Intended Acquisition, an audit firm determined by mutual consent of the Parties shall be entrusted with determining the Provisional Purchase Price. Should the Parties fail to reach agreement on an audit firm within 10 further calendar days, the matter shall be handed over for assessment to an individual or legal entity appointed, upon application of either Party, by the ICC Centre pursuant to the ICC Rules for Expertise (provisions on the appointment of experts) (the audit firm determined by mutual consent, or the individual or legal entity appointed by the ICC Centre, hereinafter referred to as the Expert). The Expert shall act as an expert (Schiedsgutachter) within the meaning of section 258 of the Code of Civil Procedure of the Canton of Zurich (Zivilprozessordnung des Kantons Zürich), and not as an arbitrator.

(c)	Should the Parties among themselves and/or the Parties and the Expert fail to reach agreement on the terms and conditions for commissioning the Expert within another 14 calendar days from handing over the matter to the Expert pursuant to the paragraph above, each Party may refer the matter to the ICC Centre. In this case, the ICC Centre shall then determine the terms and conditions of the assignment and all other issues pursuant to the ICC Rules for Expertise (provisions on the administration of expertise proceedings).

(d)	The Expert’s expertise shall be final and binding for both Parties upon being served, except in the event of a calculation error or another obvious error made by the Expert; in this case each Party may refer the matter back for correction. If no correction has been made within 10 calendar days from referring the matter back, the Parties shall instruct a second Expert pursuant to (b) and (c) above, who shall make any required corrections to the first Expert’s assessment within 14 calendar days from the matter being handed over to him. Paras. (b) to (e) of this Article shall apply accordingly to the second Expert.

(e)	The Parties shall ensure that the Expert receives all documents and information for determining the Provisional Purchase Price that the Expert demands. Unless otherwise agreed by the Parties, the Expert shall determine the processes and procedures to be applied for the assessment in line with the provisions of this Agreement. The net financial liabilities relevant for determining the Provisional Purchase Price, however, shall bindingly be calculated based on the last consolidated annual accounts of the Holding prepared pursuant to Article 3.5.2(c) prior to the exercise notice, if such accounts have been unanimously approved by the board of directors of the Holding or the auditing body has issued an audit report without qualification; in this case, the Expert may not make any corrections to such accounts unanimously approved or audited without qualification for the purposes of determining the Provisional Purchase Price. The procedure applied by the Expert shall observe the principles of a formal hearing (Grundsätze des rechtlichen Gehörs). In particular, the Expert must

(i)	give the Parties the opportunity to comment verbally or in writing;

(ii)	oblige the Parties to send any written comments addressed to the Expert simultaneously to the respective other Parties; and

(iii)	enable each Party to be present during oral submissions of the respective other Party.

(f)

The costs and expenses (including value added tax) of the Expert shall be borne by such Party that specifies in the Notice of Disposal or Notice of Intended Acquisition the Provisional Purchase Price that departs furthest from the

Provisional Purchase Price bindingly and finally determined by the Expert pursuant to (b) to (e) above.

(g)	Within 14 calendar days following agreement of the Parties on the Provisional Purchase Price or receipt of the Provisional Purchase Price from the Expert, the Party entitled to the right of first offer shall have the right to acquire the Holding shares of the Disposing Party at such Provisional Purchase Price plus or minus any purchase price adjustment pursuant to Article 2.4 of Annex 5.2(g) by sending a written notice to this effect to the Disposing Party. The deadline shall end at 24.00 hrs CET of the last day. As soon as the Disposing Party has received the aforementioned notice, a purchase contract is created under the terms and conditions stipulated in Annex 5.2(g).

(h)

Should the Party entitled to the right of first offer fail to submit its Notice of Intended Acquisition in time or fail to exercise its right of first offer in time, or should the purchase contract created through the exercise of the right of first offer not be duly fulfilled pursuant to the terms and conditions in Annex 5.2(g) for reasons for which the Party entitled to the right of first offer is responsible, or should the purchase contract pursuant to Annex 5.2(g) not be completed because the responsible merger control or supervisory authorities have prohibited the completion of the purchase contract or subjected it to conditions that the Party entitled to the right of first offer cannot be reasonably expected to accept, the Disposing Party shall be entitled to sell its Holding shares to a third party within 12 months from the time when the Party entitled to the right of first offer receives the Notice of Disposal. This 12-month period shall deemed to be observed if the Disposing Party signs a binding purchase contract with a third party no later than 24.00 hrs CET on the last calendar day of the period. If a contract signed during the aforementioned period is not completed unconditionally and fully within another 6 months, the Disposing Party’s right to sell the shares to sell the shares shall lapse. If any possibly required approval of the contract completion under antitrust law has not yet been obtained after expiry of this deadline, the period shall be extended up to the 40th calendar day from the day on which such approval is granted, not, however, exceeding 6 months.

(i)	A disposal to a third-party is in any case only permissible if the acquiring third party joins this Agreement before its completion, thereby assuming all rights and obligations under and in connection with this Agreement; this shall be effected by way of an agreement to this effect to be signed by the Parties and the acquiring third party. If a Party is entitled to transfer its Holding shares to a third party pursuant to the provisions of this Agreement, the Parties shall be obliged to take any and all measures, decisions and legal steps that may be legally required to transfer the shares to the acquirer.

(j)

A disposal of shares in part is only permissible in accordance with this para. (j). If a Party intends to dispose of a part of its shares, such Party shall provide the other Party with a Notice of Disposal, specifying the number of shares it intends to dispose of. Within 21 calendar days of receipt of the Notice of Disposal, the respective other Party shall give provide the Disposing Party with a Notice of Intended Acquisition, declaring whether it is basically prepared to acquire the shares. The Notice of Disposal and the Notice of Intended Acquisition must contain the Parties’ proposals for the Provisional Purchase Price of the shares (as defined above). After expiry of the period of 21 calendar days of receipt of the Notice of Disposal, the Parties shall be required to negotiate in good faith regarding amendments to this Agreement, the articles of association, organisational regulations and rules of procedures of the Alex companies in order to adapt such documents to the changed shareholding situation resulting from the disposal in part. Such amendments shall reflect in a fair and reasonable manner whether the other Party intends to acquire the shares or whether they are sold to a third party. A disposal in part is in any case only permissible if the Parties have agreed on a binding adaptation of this Agreement, the articles of association, organisational regulations and rules of procedures of the Alex companies. After the Parties have agreed on the adaptation of such documents, (b) to (i) of this Article shall accordingly apply to the disposal of the number of shares specified in the Notice of Disposal.

6	Duration and dissolution

6.1	Effective date of this Agreement

This Agreement shall take effect upon completion of the Transaction Agreement retroactively as per 1 January 2007.

6.2	Termination

6.2.1	Termination by expiry

This Agreement shall expire on 31 December 2018, without notice being required, unless the Parties have agreed on a renewal no later than 30 June 2018.

6.2.2	Premature termination

Either Party may terminate this Agreement by giving written notice to the other Party with a notice period of six months to the end of the month – for the first time to the first month’s end after the first anniversary following completion of the contribution of shares in Alex Switzerland and Alex Germany into the Holding – if:

(a)	basic conceptual deficiencies occur that cannot be rectified using reasonable efforts and within reasonable time; a conceptual deficiency as used above means that by 31 December 2008 there are less than seven price takers and five market makers technically connected to the Alex exchange Germany, actively participating in the trade of Structured Products (it being understood that an active participation is deemed to occur where pricing is made on a regular basis and trades are validly completed on Xetra/Xetra Plus (or relevant successor systems));

this right of termination shall irrevocably expire if it is not exercised within three months of the terminating Party having learned sufficiently of the conceptual deficiency, at the latest, however, on 31 March 2009;

(b)	the exchange licence of one of the Alex exchanges is revoked by a legally binding decision or order; this right of termination shall irrevocably expire if it is not exercised within three months of receipt of the relevant decision or order and it may in any case only be exercised as long as the decision or order revoking the exchange licence is effective;

(c)	a Definitive Deadlock as defined in Article 3.2.3(e) occurs at the general meeting; this right of termination shall irrevocably expire if it is not exercised within three months of occurrence of such Definitive Deadlock;

(d)	the Xetra Release 9 with “Xetra Plus” functionalities or a corresponding successor system is not available three months after the date for the introduction in the fourth quarter of 2007, or the target capital expenditure for developing the “Xetra Plus” functionalities (or their successor systems) is exceeded in total by 10% or more; this right of termination shall irrevocably expire if it is not exercised within three months of the terminating Party having learned sufficiently of such discrepancy;

(e)	material defects occur with respect to the technical services to be provided in connection with Article 3.11(a)(i)(B) and Article 3.11(a)(ii)(B) under the service level agreements in Annex 3.11(a)(i) and Annex 3.11(a)(ii) which cannot be rectified by measures financially and commercially acceptable for the Parties and the Alex companies; either Party may only base its termination on this default event if such defects do not result from a violation of its duties or the duties of its group companies caused by gross negligence or wilful misconduct; this right of termination shall irrevocably expire if it is not exercised within twelve months of the terminating Party having learned sufficiently of the material defect;

(f)	one of the Parties grossly violates its duties under this Agreement so that it cannot be reasonably expected of the other Party to adhere to this Agreement, unless the violating Party has completely restored the conformity with this Agreement within 30 calendar days of receiving written notice of violation (Abmahnung) or the Parties have reached a written agreement on the further steps to be taken following conciliation negotiations; the conciliation negotiations shall be conducted in line with Article 3.2.3(b) and (c) and shall be deemed to have failed if the chairman (Vorsitzende) of SWX and the chairman of the management board (Vorstandsvorsitzende) of DBAG are unable to agree on an amicable solution within one month of the date of one Party’s written request for conciliation negotiations; this right of termination shall irrevocably expire if it is not exercised within four months following the written notice of violation or within four months after a Party has requested conciliation negotiations in writing;

(g)	a change of control occurs at the other Party; this right of termination shall irrevocably expire if it is not exercised within three months of the date of the change of control;

(h)	the other Party becomes insolvent or insolvency proceedings, composition proceedings (Nachlassverfahren) or similar proceedings are initiated against the other Party; or

(i)

a board member of one of the Alex companies grossly violates the provisions of this Agreement (including the corporate documents agreed upon under this Agreement) or another agreement entered into between one of the Alex companies and the Parties or their group companies and the Party that has nominated this board member fails to take or cause to be taken all steps it can take or cause to be taken to restore the conformity with this Agreement without undue delay, at the latest, however, within two months of the violation having been established. This termination right is only available for the Party to which the board member whose conduct conflicts with the provisions and aims of this Agreement is not assigned and it may only be exercised after setting the other Party a deadline that must be appropriate considering the specific circumstances (at least, however, two weeks) and only within three months of expiry of such deadline. If the conformity with this Agreement has been completely restored, this right of termination may no longer be exercised.

6.2.3	Termination by SWX

SWX may terminate this Agreement by giving written notice to DBAG with a notice period of six months to the end of the month – for the first time to the first month’s end following the first anniversary following completion of the contribution of shares in Alex Switzerland and Alex Germany into the Holding – if:

(a)	other authorities than those of Switzerland and its cantons obtain or exercise approval, supervisory or regulatory powers over the Alex exchange in Switzerland or the Swiss Alex company which they would not have had without the creation of this cooperation and its implementation agreed hereunder;

(b)	one or both of the agreements entered into with SWX Swiss Exchange in its capacity as the admission or monitoring office (Zulassungs- und Überwachungsstelle) for the Alex exchange in Switzerland has or have been terminated pursuant to Annex 3.11(a)(ii)(A) and (B) or the duties or powers of SWX Swiss Exchange as the exclusive admission and monitoring office for the Alex exchange Switzerland become limited and such limitation would not have occurred without the creation of this cooperation and its implementation agreed hereunder; or

(c)	settlement and custody services for listed Structured Products can no longer be provided via SIS after the migration of the Alex exchange Switzerland to uniform Managed Services.

SWX’s right of termination shall irrevocably expire if it is not exercised within three months of occurrence of one of the default events listed above.

6.2.4	Termination by DBAG

DBAG may terminate this Agreement by giving written notice to SWX with a notice period of six months to the end of the month – for the first time to the first month’s end following the first anniversary following completion of the contribution of shares in Alex Switzerland and Alex Germany into the Holding – if:

(a)	the Parties have not taken the binding decision to migrate the Alex exchange Switzerland to uniform Managed Services by 31 August 2009; this right of termination may only be exercised until 31 December 2009;

(b)

the Parties have taken the binding decision to migrate the Alex exchange Switzerland to uniform Managed Services by 31 August 2009, but the migration of the Alex exchange Switzerland to DBAG’s Managed Services has not occurred by 30 June 2010 in accordance with Annex 2.2.2(b)(v); this right of termination may only be exercised until 31 December 2010, and only if the migration has not failed to be completed for reasons for which DBAG or its group companies are responsible;

(c)	SWX provides DBAG with a notice or notices pursuant to Art. 2.2.2(b), last paragraph, to the effect that the requirements pursuant to Article 2.2.2(b)(i) to (vi) have not been met; this right of termination by DBAG shall irrevocably expire if it is not exercised within three months of receipt of the notice; or

(d)	other authorities than those in Germany obtain or exercise approval, supervisory or regulatory powers over the Alex exchange Germany or Alex Germany which they would not have had without the creation of this cooperation and its implementation agreed hereunder; this right of termination by DBAG shall irrevocably expire if it is not exercised within three months of occurrence of the default event pursuant to (c) above.

6.3	Consequences of termination by expiry and premature termination

6.3.1	Dissolution of the cooperation

Subject to Article 6.3.3 and Article 6.3.1(g), the cooperation shall be dissolved upon a termination by expiry or a premature termination as follows:

(a)	DBAG shall have the right and the obligation to keep the Holding as its sole shareholder in accordance with the provisions of this Agreement. A corresponding right of SWX is expressly excluded and shall not be created.

(b)	For the purposes of a capital reduction, SWX shall have the obligation to transfer all its shares in the Holding to the Holding in accordance with the provisions of Annex 6.3.1(b). As a compensation, the Holding shall pay SWX the value of SWX’s participation in the Holding as at the dissolution date (the Participation Value). This value shall be determined pursuant to Article 2.2(a)(i) to (iii) of Annex 5.2(g) of this Agreement; for this:

(i)	the Fair Value pursuant to (g) below; and

(ii)	the net financial liabilities (Nettofinanzverbindlichkeiten) and non-core assets (nicht-betriebsnotwendige Aktiven) based on the Holding’s definitive consolidated balance sheet as at the dissolution date pursuant to Article 5.1 of Annex 6.3.1(b) consistently prepared in accordance with the accounting principles pursuant to Article 3.5.2(c) (and not based on the last consolidated annual accounts of the Holding consistently prepared in accordance with the accounting principles pursuant to Article 3.5.2(c) prior to the declaration of exercise (Ausübungserklärung));

are to be determined.

(c)

In accordance with the provisions of Annex 6.3.1(b), the Holding shall settle the Participation Value as defined in (b) above by transferring all shares and any other interests it holds directly or indirectly in Alex Switzerland and any other Swiss Alex group companies (the SWX Alex Companies) and, if applicable, by paying the compensation pursuant to (d) below. The shares and other interests in the SWX Alex Companies shall be offset at a value to be determined accordingly pursuant to Article 2.2(a)(i) to (iii) of Annex 5.2(g) (the Offset Value).

(d)

If the Participation Value and the Offset Value are not of equal value, the Holding shall pay a compensation to SWX (if the Participation Value is higher) or SWX shall pay a compensation to the Holding (if the Offset Value is higher) in the amount corresponding to the difference between the Participation Value and the Offset Value. Such compensation shall be deferred until its final and binding determination pursuant to Article 3(b) of Annex 6.3.1(b). On the 10th calendar day (or, if such day is not a working day in Germany or Switzerland, on the next working day thereafter) after the day on which the compensation was finally and bindingly determined, the Party owing such compensation shall pay the amount owed, plus interests at a rate of 5% p.a. for the period from the dissolution date to the payment date, by bank transfer into a bank account to be designated by the other Party.

(e)	The loans granted to and by Alex companies shall be taken over pursuant to Annex 6.3.1(b) by the Parties or by group companies designated by them as at the dissolution date. The purchase price of such loans shall correspond to the value determined in the course of preparing the Holding’s (consolidated) definitive balance sheet as at the dissolution date pursuant to Annex 6.3.1(b) or, with respect to loans granted by the Holding to SWX Alex companies, determined based on the definitive balance sheet as at the dissolution date of the SWX Alex companies pursuant to Annex 6.3.1(b), plus interests accrued on such loans until payment of the purchase price; such purchase price shall be paid as follows:

(i)	The purchase price for the loans shall be deferred after the completion of the dissolution until the binding and final determination of its amount pursuant to Article 3(b) of Annex 6.3.1(b).

(ii)	The purchase price for the loans shall be paid concurrently (Zug um Zug) with the compensation pursuant to (d) above, offsetting (i) the purchase prices to be paid by DBAG to SWX and by SWX to DBAG and (ii) the compensation to be paid by SWX to the Holding and the compensation to be paid by the Holding to SWX, if any, pursuant to (d) above as far as possible.

(f)	DBAG hereby irrevocably agrees within the meaning of article 111 of the Swiss Law of Obligations to pay SWX any compensation to be paid by the Holding pursuant to (d) above at SWX’s first demand if the Holding falls into arrears with such payment.

(g)

Without undue delay after giving notice of termination and at the latest three months prior to the termination of this Agreement by expiry, the Parties shall attempt in good faith to reach agreement on the Fair Value of the SWX Alex companies and the Alex companies, taken as a whole, as at the date of termination of this Agreement. Should the Parties fail to reach agreement within 40 calendar days from receipt of the notice of termination or 40 calendar days prior to the termination of this Agreement by expiry, as applicable, the procedure pursuant to Article 5.2(b) to (e) shall be applied accordingly. The costs and expenses (including value added tax) for the Expert shall be shared equally by the Parties.

(h)	(x) If the Alex exchanges cannot be migrated to uniform Managed Services because SWX does not consent to a migration in its notifications pursuant to Article 2.2.2(b), last paragraph, or does not submit its notifications pursuant to Article 2.2.2(b), last paragraph, in due time, although all the conditions according to Article 2.2.2(b)(i) and (iii) to (iv) are met in both cases, resulting in a termination of this Agreement by DBAG pursuant to Article 6.2.4(a) or 6.2.4(c), or (y) if DBAG rightly terminates this Agreement pursuant to Article 6.2.4(b) (subject to the last sentence of this letter (h) the Reversionary Termination) (Heimfallkündigung), then:

(i)	the Holding shall be entitled to take over all shares in the Holding held directly or indirectly by SWX, and

(ii)	SWX shall be entitled to take over all shares in the SWX Alex Companies held directly or indirectly by the Holding,

without a fair value determination of the Alex companies taking place. A compensation remains possible, unless the net financial liabilities and non-core assets of the SWX Alex Companies, on the one hand, and the remaining Alex companies, on the other hand, are equal on the dissolution date. If taxes or other charges are incurred because the joint venture is dissolved without a fair value compensation, each Party shall bear the taxes and other charges incurred as a result thereof. The provisions under this letter (h) shall only be applicable to the extent there are no other grounds for termination that would give SWX a right of termination pursuant to Article 6.2.2 or 6.2.3 in the event of a termination by DBAG pursuant to Article 6.2.4(a) and 6.2.4(c).

(i)

The Parties shall check in good faith, and in due time prior to the termination of the cooperation under this Agreement, whether it is possible to reduce the tax burden for the Parties or the expenses through another structure of the joint venture’s dissolution agreed upon above, which would, however, lead to the same economic result. If the contribution in kind of the shares in Alex Germany to the Holding by DBAG dates back more than seven years upon termination of the cooperation under this Agreement, the Parties shall additionally check whether it is still necessary from a tax perspective to stick to the principle of DBAG’s exclusive entitlement to the Holding pursuant to Article 6.3.1(a). To the extent the continuing tax neutrality of the contribution of the Structured Products business to the joint venture can also be preserved for DBAG in the event of an alternative structure of the dissolution, as for example through a buy-back of the German Alex group companies by DBAG and of the Swiss Alex group companies by SWX and a subsequent liquidation of the Holding, or a split-up of the Holding among the Parties, the Parties will develop, in good faith, a sustainable alternative form for the dissolution which leads to the same economic result and is equivalent from a tax perspective. If the Parties are unable to agree on an alternative proceeding in respect of the joint venture’s dissolution within 40 calendar days prior to the termination of the cooperation, then the dissolution will be effected pursuant to this Article 6.3.1 and/or Annex 6.3.1(b).

(j)	With regard to the “Alex” word and picture trade marks or other registered trade mark and labelling rights of the Alex companies (the Alex Labelling Rights), the domain names used by the Alex companies as well as the company name of the Alex companies, the Parties agree as follows with regard to any termination of the Agreement:

(i)	Following the termination of this Agreement, neither the Parties or their group companies nor the Alex companies or Alex exchanges are entitled to use the Alex Labelling Rights or any trade mark or company name that may be confused with the Alex Labelling Rights. Furthermore, the company name of the Alex companies shall be promptly changed in such way that the company name will include neither the word “Alex” nor any similar or confusable naming. In deviation of the above provision, the Parties may agree that a Party shall remain entitled to use the Alex Labelling Rights and the “Alex” company name following any termination of this Agreement. Without undue delay following any notice of termination of this Agreement or three months prior to its termination pursuant to Article 6.2.1, respectively, the Parties shall enter into good faith negotiations on the scope and the conditions of such continued use with each other.

(ii)	Should the Parties fail to reach an agreement on the use of the Alex Labelling Rights and the “Alex” company name following any termination of this Agreement, the following shall apply:

(x)

For a period of five years following the termination of this Agreement, the Parties shall use reasonable efforts to ensure that no third party will use the Alex Labelling Rights and the “Alex” company name in the field of exchange and OTC trading or be able to register any trade marks that are identical or confusable with the Alex Labelling Rights or the “Alex” company name, respectively. The Parties shall each bear half of any costs incurred in connection with these actions, with DBAG being responsible for all measures of trade mark protection to the extent the relevant third party’s conduct concerns the European Market (outside of Switzerland) and SWX being responsible for all measures of trade mark protection to the extent the relevant third party’s conduct concerns Switzerland. If both areas are concerned, the Party’s responsibility for the required measures of trade mark protection shall depend on the focus of the third party’s infringing act. Each Party shall inform the relevant other Party without undue delay of any trade mark infringement in Europe of which it becomes aware. The Parties shall inform each other in due time of all developments occurring in measures and proceedings against third parties, transmit to each other full copies of any submissions to courts and any correspondence from and to parties infringing trade marks, and coordinate in good faith any measures to be taken and all material submissions to courts and authorities beforehand in order to prevent the misappropriation of the Alex Labelling Rights or any trade mark confusable therewith. The Parties shall select the relevant most inexpensive alternative from any equally appropriate measures.

(y)	For a period of five years, DBAG and SWX shall bear equal shares of the costs of registration and maintenance of the Alex Labelling Rights in the European countries and Switzerland.

(z)	Furthermore, the parties shall ensure that the “alexchange.com”, “alexchange.de”, “alexchange.ch” and any further domain names in favour of the Alex companies will remain registered for a period of five years following the termination of the joint venture and that - in the event that no continuation of the use of the trade marks or the company name, respectively, by any Party is agreed - the possibility of an equal and fair selection between the websites of DBAG and SWX will provided on the relevant homepage. The Parties shall bear equal shares of the costs of maintaining the Alex companies’ domain names.

6.3.2	Managed Services of DBAG

(a)	DBAG and its group companies shall continue to provide all Managed Services provided by them to the Alex companies acquired by SWX in the dissolution of the joint venture pursuant to Article 6.3.1 (the SWX Alex Companies) prior to the termination of this Agreement without interruption for a period of 12 months following the termination of this Agreement (the Grace Period). The Managed Services shall be provided by DBAG and its group companies on the same conditions and in a workmanlike and professional manner in accordance with the relevant service level agreement(s) pursuant to Article 3.11. To the extent DBAG is unable to provide such services itself, it shall ensure that its group companies will provide them. DBAG undertakes to ensure that the relevant service level agreement on the provision of the Managed Services will not be terminated prior to the expiration of the Grace Period.

(b)	Irrespective of the above provision, however, DBAG and its group companies shall continue to provide their services pursuant to (a) above for an additional period of twelve months following expiration of the Grace Period in order to enable the continuation of trading on the exchanges of the SWX Alex Companies within the normal scope and without interruption. During this additional period of twelve (12) months, DBAG or its group companies, respectively, are entitled to adapt the prices of Managed Services provided by them to changes in customary market terms, in which context the prices must not be increased by more than 20% of the corresponding prices in the relevant service level agreement, if the scope of services is the same.

(c)	Following the expiration of the 12-month period pursuant to (b) or the termination of the relevant service level agreements with the SWX Alex Companies, respectively, the following shall apply in addition:

(i)	SWX and all its group companies shall be granted a gratuitous, non-exclusive, indefinite utilisation right limited to trading in structured products on one or several exchanges in Switzerland with regard to the “Xetra Plus” software operated for the provision of the Managed Services at the time of the termination of this Cooperation Agreement and all advancements of the software used for the Managed Services that have been financed by Alex companies. Such utilisation right shall include any utilisation of such software that is connected with the operation of an exchange or OTC trade in structured products on exchanges in Switzerland.

(ii)	Subject to the migration to standard Managed Services, SWX and its group companies shall furthermore be granted a non-gratuitous, non-exclusive, non-sublicensable, indefinite utilisation right limited to trading in structured products on one or several exchanges in Switzerland (as defined under (i)) with regard to the software that has not been financed by Alex companies, however, which is required for a continuation of the operation of the trading platform for Structured Products on one or several exchanges in Switzerland (e.g. “Xetra” or any relevant successor system). The utilisation right refers to the current software versions used at the time at which the 12-month period expires. However, the above utilisation right shall be granted to SWX and its group companies only to the extent that DBAG or its group companies hold the required ownership or licence rights including the corresponding right of sublicensing, respectively. The licence fee for the utilisation rights to software of DBAG or its group companies, respectively, shall be based on customary market terms for a comparable use under comparable licences, with DBAG - in the event that it or its group companies grant or have granted more favourable conditions with regard to licence fees to third parties in Europe - undertaking to grant such conditions also to SWX. If DBAG or its group companies are not owner of the software (third-party software) and are only entitled to grant a sublicence to the abovementioned utilisation rights to such software to third parties on a non-gratuitous basis, the corresponding sublicence fee shall be charged to SWX. If DBAG or its group companies are not entitled to grant a sublicence, they shall support SWX and its group companies in good faith and using commercially reasonable efforts in order to enable them to acquire a corresponding licence from the third-party owner.

(iii)

In addition, DBAG or its group companies shall grant to SWX and its group companies utilisation rights to patches, updates, upgrades or advancements of the software mentioned under (i) and (ii) in accordance with the relevant licence conditions and on customary market terms, considering the most-favoured status set forth under (ii), if SWX requests any corresponding utilisation right in writing. In order to safeguard the rights of SWX, DBAG is obliged to inform SWX on an ongoing basis of patches, updates, upgrades and advancements of the relevant software for which SWX may claim a utilisation right under this provision.

(iv)	To the extent any group companies of DBAG hold rights to any of the software made available for utilisation pursuant to (i), (ii) and (iii), DBAG shall ensure that these group companies grant the abovementioned utilisation rights to SWX and its group companies and refrain from enforcing their rights vis-à-vis SWX and its group companies in accordance with the above provisions. Likewise, DBAG shall ensure that its group companies duly fulfil the obligations pursuant to no. (vii) to the extent that DBAG is unable to fulfil them itself.

(v)	In any case, SWX is entitled to advance, modify or otherwise adapt “Xetra Plus” and other software financed by Alex companies within the meaning of (i) independently and in accordance with its own requirements. The right of SWX to adapt third-party software depends on the contractual provisions of the licence agreement entered into between DBAG or any of its group companies and the relevant third-party software provider. In any case, the right of SWX to utilise the software made available for use pursuant to (i) to (iii) shall be limited to the scope of the relevant licence.

(vi)	Any licence rights granted by DBAG and its group companies pursuant to the above provisions entitle SWX and its group companies to outsource the technical operation of the exchange or its trading platform (outsourcing right). If the source code of Xetra or any relevant successor system is affected by such outsourcing and the outsourcing is effected to an exchange group competing with DBAG, the outsourcing requires the prior written consent of DBAG, which may be withheld for cause only. SWX is not entitled to grant any sublicences to licence rights granted to SWX by DBAG and its group companies to third parties for the operation of an exchange.

(vii)	DBAG and its group companies shall

(x)	support SWX and its group companies - using efforts that are reasonable for DBAG and its group companies, and at the expense of SWX - in migrating the software licensed by DBAG or its group companies in accordance with this section (c) as well as the historic and current data connected with the exchange of the SWX Alex Companies or required for its operation to a system designated by SWX;

(y)	offer to SWX and its group companies - using efforts that are reasonable for DBAG and its group companies, and at the expense of SWX - any support requested by SWX in order to operate any software licensed by DBAG or its group companies in accordance with this section (c); and

(z)	deliver to SWX a copy of the software licensed by DBAG and its group companies in accordance with this section (c) and owned by them, including the technical documentation and available instructions and, if DBAG or any of its group companies owns such software, the complete and tracked (nachgeführten) (A) source codes for the rights licensed under (c)(i) above and (B) object codes for the rights licensed under (c)(ii) above (including the reasonably requested development tools for the installation, maintenance and advancement of the system that are not commercially available). DBAG’s obligation to pass on any third-party software shall also be based on the provision above, unless provided for otherwise in any provisions set forth by the owner of such third-party software.

(d)	Should DBAG terminate this Agreement pursuant to Article 6.2.2(f), the rights of SWX under (a) to (c) above shall be cancelled. Should SWX challenge DBAG’s right to terminate this Agreement based on Article 6.2.2(f), the legal consequence of a loss of the rights of SWX pursuant to (a) to (c) shall occur only if DBAG’s right to terminate this Agreement pursuant to Article 6.2.2(f) has been confirmed in a final and non-appealable decision of the court of arbitration pursuant to Article 7.10. SWX shall take the measures required to initiate the arbitration proceedings within a period of 6 months after DBAG has exercised the termination right pursuant to Article 6.2.2(f).

6.3.3	Special consequences

If this Agreement is terminated for any reason pursuant to Article 6.2.2(f) or (h), the terminating Party is entitled to purchase all (and not only part) of the other Party’s Holding shares. Unless the terminating Party waives such purchase right in writing within 10 calendar days following the termination, the procedure pursuant to Article 5.2 shall apply mutatis mutandis to the terminating Party’s purchase right pursuant to this Article.

6.3.4	Further consequences

Following a termination of this Agreement, both Parties shall be released from their obligations hereunder. The following shall be excluded from such release:

(a)	the obligations under Articles 3.3.3, 3.3.4, 6.3 and 7.3 to 7.10; and

(b)	all rights and obligations arising under or in connection with a breach of this Agreement prior to its termination.

7	Further provisions

7.1	Good behaviour clause

Both in their function as Parties to this Agreement and in their capacity as shareholders of the Holding and through the persons delegated by them as board members, the Parties mutually undertake to behave in a way that corresponds to the sense of this Agreement and to do their utmost and take all necessary steps, notably to exercise their voting rights in such a way and instruct the board members nominated by them, as far as legally permissible, in such a way as to ensure that their obligations under this Agreement and the sense, purpose and objective of this Agreement are fulfilled.

7.2	Relationship to other contracts and articles of association

The obligations of the Parties in relation to the Alex companies are primarily governed by the provisions of this Agreement. The provisions of this Agreement shall take precedence over the provisions of other contracts, the articles of association of the Alex companies and other corporate documents; in case of inconsistencies and contradictions, the provisions of this Agreement shall apply between the Parties as an obligatory (mandatory) duty that has priority.

7.3	Translation of foreign currencies

The translation of any monetary debt into CHF or EUR shall be effected in accordance with Bloomberg at 11.00 a.m. CET on the day prior to the payment of the relevant monetary debt.

7.4	Amendments and supplements

Amendments of and supplements to this Agreement require the written form and the consent of both Parties to become effective. This includes amendments of this requirement of the written form, for which a written agreement is also required.

7.5	Severability

Should individual provisions of this Agreement be invalid, or should this Agreement contain omissions, this shall not affect the validity of the remaining provisions. The invalid provision shall be deemed replaced with a valid and enforceable provision that comes closest to the economic purpose that the Parties pursued with the invalid provision. This shall also apply to omissions, if any.

7.6	Address for service

Any notices and declarations under this Agreement shall be served in writing as follows:

to SWX:	SWX Swiss Exchange, Selnaustrasse 30, Legal Department (Rechtsdienst), P.O. Box, CH-8021 Zurich

Fax no.: +41 58 854 24 44

to DBAG:	Deutsche Börse AG, Neue Börsenstrasse 1, Legal Department (Rechtsabteilung), D-60487 Frankfurt am Main

Fax no.: + 49 69 21113801

Either Party shall inform the respective other Party of any changes of the above addresses in compliance with this provision. Any legal or contractual deadline shall be deemed observed if the notice is sent before expiry of the deadline.

7.7	Prohibition of assignment

Either Party may assign its rights under or in connection with this Agreement to third parties only with the express consent of the other Party, unless expressly otherwise provided for in this Agreement.

7.8	Transaction costs

Each Party shall bear its own costs incurred in connection with the preparation and execution of this Agreement, including legal fees, costs of consultants and intermediaries and other costs, unless otherwise provided for in this Agreement.

7.9	Confidentiality

The contents of this Agreement and the contents of any preceding or subsequent negotiations as well as the documents and information exchanged in this connection must be treated as confidential by all Parties.

Disclosures to the general public, to third parties, to any authorities, notably to tax and cartel authorities, require the consent of all Parties; this shall not apply to any legal obligation to provide relevant authorities and courts with truthful information.

7.10	Governing law | court of arbitration

(a)	This Agreement shall be governed by Swiss law.

(b)	All disputes arising under or in connection with the present Agreement (or subsequent amendments or supplements to it), including disputes about whether or not this Agreement has been validly brought about and is legally effective, disputes about its interpretation, fulfilment, violation or cancellation, as well as disputes regarding non-contractual claims asserted in connection with the Agreement shall be submitted to a court of arbitration consisting of three arbitrators for exclusive settlement. Each Party shall determine one arbitrator; the arbitrators so determined shall jointly determine the chairman. If the Party (Parties) defendant fail(s) to determine an arbitrator or if the two arbitrators determined by the Parties fail to agree on the person of the chairman, the arbitrator or the chairman shall be determined by the Chamber of Industry and Commerce (Industrie- und Handelskammer) of Frankfurt am Main.

Place of arbitration shall be Frankfurt am Main. The arbitration proceedings shall be held in the German language. The proceedings shall be conducted in accordance with the provisions of Book 10 of the German Code of Civil Procedure (Zivilprozessordnung - ZPO) (namely as applicable at the time the arbitration proceedings are initiated).

Zurich, 23 October 2006

SWX Group

/s/ Heinrich Henckel	/s/ Willi Jäggi
Dr. Heinrich Henckel	Willi Jäggi
Deputy Head of the SWX Group	Head of Legal Department (Leiter Rechtsdienst)
and CEO SWX Swiss Exchange	SWX Group

Frankfurt, 25 October 2006

Deutsche Börse AG

/s/ Mathias Hlubek	/s/ Andreas Preuss
Mathias Hlubek	Andreas Preuss
CFO, Member of Management Board	Member of Management Board
Deutsche Börse AG	Deutsche Börse AG

Table of contents - signing folder I

Cooperation Agreement

1.	Annex 1	Definitions

2.	Annex 2.2.2(b)(v)	Definition of Managed Services

3.	Annex 2.2.3(b)	Form of employment agreement without compensation (Nullvertrag)

4.	Annex 3.1.1(a)(i)	Articles of association of Alex Exchange Holding SA

5.	Annex 3.1.1(a)(ii)	Articles of association of Alex Exchange Schweiz AG

6.	Annex 3.1.1(a)(iii)	Articles of association of Alex Exchange Deutschland AG

7.	Annex 3.1.2(a)(ii)	Organisational regulations of Alex Exchange Schweiz AG

8.	Annex 3.1.2(a)(iii)	Rules of procedure of the supervisory board of Alex Exchange Deutschland AG

9.	Annex 3.1.2(a)(iv)	Rules of procedure of the management board of Alex Exchange Deutschland AG (including Schedule 2(b) – Schedule of responsibilities)

10.	Annex 3.7	Business plan for the years 2007 to 2011

11.	Annex 3.8	Budget for the financial year 2007

12.	Annex 3.10(a)(ii)	Loan | intercreditor agreement

13.	Annex 3.11(a)(i)	Master agreement between Alex Germany and DBAG regarding services of DBAG in the fields of (A) central services; (B) market services; and (C) Managed Services.

14.	Annex 3.11(a)(ii)

Master agreement between Alex Switzerland and SWX Swiss Exchange regarding services of SWX Swiss Exchange in the fields of

(A) admission of Structured Products to trading on the Alex exchange Switzerland;

(B) surveillance, IT and utilisation of the trading platform of SWX Swiss Exchange; and

(C) central services.

15.	Annex 5.2(a)	Valuation principles

16.	Annex 5.2(g)	Purchase agreement in case of exercise of right of first offer (Vorhandrecht)

Cooperation Agreement
17	Annex 6.3.1(b)	Termination of the cooperation

Supplementary and Amending Agreement (Ergänzungs- und Änderungsvertrag)

to the

Cooperation, Transaction and Master Agreements of 25 October 2006

made on 1 February 2007

between

SWX Group, Selnaustrasse 30, P. O. Box, CH-8021 Zurich

(hereinafter SWX)

and

Deutsche Börse AG, Neue Börsenstr. 1, D-60487 Frankfurt am Main

(hereinafter DBAG)

(SWX and DBAG are each referred to as a Party and collectively as the Parties)

Preamble

E.

SWX and DBAG intend to combine Structured Products trading business as well as the pertaining services in a joint venture in order to create a European exchange for Structured Products under the “Alex” company name and trade mark. The Structured Products business is currently operated as a segment under the “Börse Frankfurt Smart Trading®” trade mark on the Official Market (Amtlicher Markt) | Regulated Market (Geregelter Markt) of FWB as well as on the Regulated Unofficial Market (Freiverkehr) operated by DBAG. At SWX Group, the Structured Products business is operated on the derivates market of the exchange operated by SWX Swiss Exchange.

F.	For this purpose, the Parties have set forth the individual transaction steps required to implement their joint venture project in the transaction agreement entered on 25 October 2006 (the Transaction Agreement). The preparatory measures to be taken by each Party prior thereto have been set forth in detail in the master agreement (the Master Agreement) that was signed at the same time as the Transaction Agreement.

G.	Simultaneously with the agreements listed under B., the Parties additionally signed a cooperation agreement regarding the corporate governance and management of the Holding as well as the other Alex companies, the structure and realisation of the Alex exchanges, the mutual rights of first offer (Vorhandrechte) of the Parties as well as the termination of the joint venture (the Cooperation Agreement, collectively with the agreements listed under B. the Agreements).

H.	Following the signing of the Agreements listed under B., it turned out that the Tax Office III of Frankfurt am Main (Finanzamt Frankfurt am Main III) would not issue the binding rulings mentioned in Article 12.1(d)(iii) of the Transaction Agreement within the time period advised at the conclusion of the Agreements. Furthermore, it turned out that using the “Alex” company name and trade mark for the joint venture project is not permitted due to conflicting rights of a third party.

Now therefore, the Parties agree as follows:

8	CHANGE OF THE COMPANY NAMES

The Parties agree that:

(c)	the new company name of the Holding shall be “SWX Group / Deutsche Börse JV Holding S.A.” (with DBAG being obliged - in the event that the joint venture is dissolved pursuant to Article 6.3 of the Cooperation Agreement - to promptly amend the company name of the Holding in such way that the words “SWX Group” or comparable words will no longer be included in the company name);

(d)	the new company name of Alex Switzerland shall be “SWX Quotematch AG”; and

(e)	the new company name of Alex Germany shall be “Börse Frankfurt Smart Trading AG”.

This change of the company names will affect all Agreements and the Annexes thereto, including the articles of association of the companies.

9	AMENDMENT TO THE TRANSACTION AGREEMENT

9.1	Amendment to Article 2.2.1(b)(vii)

SWX and DBAG agree that Article 2.2.1(b)(vii) shall be deleted without substitution.

9.2	Amendment to Article 5

The following new text shall be substituted for Article 5:

“The Parties shall take the measures regulated under Articles 5.1 to 5.3 that are required to fulfil the obligations pursuant to Article 2.4 ten (10) calendar days after fulfilment of the following conditions (or, if such 10th calendar day is not a working day, on the next following working day):

(a)	The measures of completion pursuant to Article 4.3 have been taken; and

(b)	The Tax Office III of Frankfurt am Main has given a confirmation in a binding ruling, a file note or otherwise to the effect that - in the event that the joint venture is dissolved at a time at which less than seven years have passed since the relevant contributions by DBAG were effected - the settlement of the joint venture’s partners, under which DBAG will dispose of all (tainted) shares in the Holding, and the latter will in turn dispose of all (tainted) shares in Alex Germany, will neither lead to an event removing the initial tax neutrality pursuant to Section 8b para. 4 of the German Corporate Income Tax Act (Körperschaftssteuergesetz - KStG) nor to a new start of a seven-year period.

If the condition pursuant to (b) has not been fulfilled by the termination date and DBAG has not waived the fulfilment of this conditions by way of written notice to SWX by 2 April 2007, SWX is entitled to terminate the Transaction Agreement by giving written notice to the other Party with a notice period of 30 days. Article 4.2.4(c) shall apply mutatis mutandis.”

Articles 5.1 to 5.3 shall remain unaffected.

9.3	Amendment to Article 9 - cash contribution

Article 9 shall be supplemented with the following new paragraph (d):

“(d)	If SWX has to pay a cash contribution pursuant to this Article 9 to the Holding, the Holding shall distribute the cash contribution paid by SWX neither to SWX nor to DBAG for a period of seven years following the date of contribution, instead, the cash contribution shall remain in the Holding’s capital reserves or, respectively, shall be used for the purpose of financing the Holding or its subsidiaries. Any setoff of net losses arising in the commercial balance sheets of the Holding or its subsidiaries shall also be deemed a utilisation within the above meaning. The Parties undertake to ensure that the retention of the contribution in the capital reserves or its relevant utilisation, respectively, will be documented separately.”

9.4	Entry into force of the Transaction Agreement, Article 12.1

With regard to the amendment to Article 9 set forth in this Supplementary and Amending Agreement, the Parties agree that Article 12.1(d)(ii) shall be deleted without substitution. Furthermore, the Parties declare that they deem all conditions for entry into force of the Transaction Agreement pursuant to Article 12.1 to have been fulfilled, except for the conditions under Article 12.1(d)(iii). Since the Parties, by way of this Supplementary and

Amending Agreement, have changed the condition under Article 12.1(d)(iii) into a condition for the fulfilment of the obligation to contribute the shares of Alex Switzerland and Alex Germany to the Holding, they resolve hereby to put the Transaction Agreement into force by way of signing this Supplementary and Amending Agreement.

The resolutions, tax rulings, binding rulings and advance rulings (Vorauskünfte) which must be obtained in order for the Transaction Agreement to enter into force pursuant to Article 12.1 (except for the binding ruling pursuant to Article 12.1(d)(iii)) have been attached to this Supplementary and Amending Agreement as Schedule 2.4.

9.5	Fulfilment of the conditions for completion, Article 4.2

The Parties declare hereby that the conditions for completion pursuant to Article 4.2 have all been fulfilled as of the signing date of this Supplementary and Amending Agreement. In particular, SWX confirms to DBAG that the conditions for completion pursuant to Article 4.2.3(a), (b) and (c) have been fulfilled. In return, DBAG confirms to SWX that the conditions for completion pursuant to Article 4.2.2(a), (b) and (c) have been fulfilled.

The approvals by the German Federal Cartel Office (Bundeskartellamt), the authorisation by the Swiss Federal Banking Commission (Eidgenössische Bankenkommission), the decisions of admission by SWX Swiss Exchange’s Admission Board or, respectively, SWX Swiss Exchange itself, the exchange licence by the Hessian Exchange Supervisory Authority (Hessische Börsenaufsicht) as well as the approval by the management of FWB that must be obtained as a condition for the completion of this Transaction Agreement pursuant to Article 4.2.1(a) and (c)(i), (ii), (iii) and (iv) have been attached to this Supplementary and Amending Agreement as Schedule 2.5.

SWX shall take the measures of completion pursuant to Article 4.3.1(b), (c) and (d) of the Transaction Agreement, and DBAG shall take the measures of completion pursuant to Article 4.3.2(b) and (c) of the Transaction agreement on 7 February 2007.

10	AMENDMENT TO THE COOPERATION AGREEMENT

10.1	Amendment to Article 2.2.3(a)

SWX and DBAG agree to substitute the following new text for Article 2.2.3(a):

“(a)	In the public and in the market, the Alex companies shall uniformly use one name and trade mark to be determined by the board of directors of the Holding (or, should the Holding not yet exist at the relevant time, the board of directors of Alex Switzerland and the supervisory board of Alex Germany) by way of unanimous resolution pursuant to Article 3.1.1(b) upon the management’s request. The Parties shall ensure that the management of the Alex companies uses promptly its best efforts in order to propose a new naming instead of “Alex” for a uniform market presence of the Alex companies. Any costs incurred in connection therewith, in particular of the search of an appropriate term (including the trademark research to be conducted), the registration and protection of the term as a trade mark (including any purchase prices charged in connection with the acquisition of trade mark rights or domains of third-party holders of rights) as well as the transfer of such trade mark rights and other rights (e.g. internet domains) to the Alex Holding shall be borne by the Alex companies.

The Parties undertake to exercise their voting rights in the General Meeting of the Holding in such way that the change of the company name may be implemented in accordance with the unanimous resolutions of the Holding’s board of directors regarding the uniform market presence of the Alex companies.

DBAG and SWX intend to use the new uniform trade mark and company name for the uniform market presence of the Alex companies in the public and thus also for the exchange trading in Structured Products at FWB from 30 June 2008 at the latest. Until this date, the “Börse Frankfurt Smart Trading®” trade mark will be used for Alex Germany and the “SWX Quotematch” trade mark will be used for Alex Switzerland. DBAG shall transfer title to the “Börse Frankfurt Smart Trading®” word and picture trade marks to Alex Germany. Simultaneously, DBAG will enable Alex Germany to use the “www.smart-trading.com” domain for the abovementioned transitional period. SWX shall ensure that SWX Swiss Exchange will grant a gratuitous licence to use the “SWX Quotematch” trade mark to Alex Switzerland.

The Parties agree that the provisions of the Cooperation Agreement referring to the “Alex” company name or, respectively, trade mark, namely Article 6.3.1(j) of the Cooperation Agreement shall apply to the new uniform company name or, respectively, trade mark unanimously approved by the board of directors or, respectively, supervisory board of the Alex companies.”

10.2	Supplement to Article 3.1.1

SWX and DBAG agree to supplement Article 3.1.1(c) with the following section:

“(xxii) any acquisition, sale, licencing, transfer, pledging or other encumbrance of or over trade marks (vis-à-vis third parties as well as vis-à-vis other Alex companies). The same shall also apply to any decisions to discontinue trade mark rights, to refrain from maintaining them, i.e. establishing a corresponding conflict monitoring system (Konfliktüberwachung) in order to uncover trade mark infringements, if any, and to take action against any infringements of trade mark rights of the Alex companies by third parties.”

Corresponding amendments shall be made in the corporate documents of Alex Switzerland and Alex Germany.

10.3	Inclusion of the new Article 6.2.5

The Parties agree to supplement the Cooperation Agreement with the following new Article 6.2.5:

“If the condition pursuant to Article 5(b) of the Transaction Agreement has not been fulfilled by 31 March 2007 and DBAG has not waived the fulfilment of this conditions by way of written notice to SWX by 2 April 2007, SWX is entitled to terminate the Cooperation Agreement by giving written notice to the other Party with a notice period of 30 days. The right of SWX to terminate the Agreement shall lapse irrevocably if it is not exercised within 3 months following the occurrence of such reason for termination. Article 6.3 of the Cooperation Agreement shall not apply to such termination; instead, the following provisions shall apply:

(a)	SWX shall ensure that the members of Alex Germany’s supervisory board and management board designated by SWX will resign from their functions upon expiry of the notice period and make any declarations, and take any measures, required therefor.

(b)	DBAG shall ensure that the members of Alex Switzerland’s board of directors and management designated by DBAG will resign from their functions upon expiry of the notice period and make any declarations, and take any measures, required therefor.

(c)	DBAG shall retain sole title to the BWB share, and the sale of such shares to DBAG by SWX Swiss Exchange shall not be reversed.”

11	AMENDMENTS / SUPPLEMENT TO THE ANNEXES TO THE COOPERATION AGREEMENT

11.1	Amendment to the agency agreements (Geschäftsbesorgungsverträge)

The Parties agree to substitute Annexes 3.11(a)(i) and (ii) attached hereto for Annexes 3.11(a)(i) and (ii) of the Cooperation Agreement.

12	General provisions, governing law | court of arbitration

The general provisions and the provisions as to applicable law and the court of arbitration pursuant to Article 7 of the Cooperation Agreement shall also apply to this Supplementary and Amending Agreement.

Frankfurt,

Deutsche Börse AG

/s/ Mathias Hlubek	/s/ Andreas Preuß
Mathias Hlubek	Andreas Preuß
CFO, Member of Management Board	Member of Management Board
Deutsche Börse AG	Deutsche Börse AG

Zurich,

SWX Swiss Exchange

Dr. Heinrich Henckel	Willi Jäggi
Deputy Head of the SWX Group	Head of Legal Department (Leiter
and CEO SWX Swiss Exchange	Rechtsdienst) SWX Group

4.	AMENDMENTS / SUPPLEMENT TO THE ANNEXES TO THE COOPERATION AGREEMENT

4.1	Amendment to the agency agreements (Geschäftsbesorgungsverträge)

The Parties agree to substitute Annexes 3.11(a)(i) and (ii) attached hereto for Annexes 3.11(a)(i) and (ii) of the Cooperation Agreement.

5.	General provisions, governing law | court of arbitration

The general provisions and the provisions as to applicable law and the court of arbitration pursuant to Article 7 of the Cooperation Agreement shall also apply to this Supplementary and Amending Agreement.

Frankfurt,

Deutsche Börse AG

Mathias Hlubek	Andreas Preuß
CFO, Member of Management Board	Member of Management Board
Deutsche Börse AG	Deutsche Börse AG

Zurich, 1 February 2007

SWX Swiss Exchange

/s/ Heinrich Henckel	/s/ Willi Jäggi
Dr. Heinrich Henckel	Willi Jäggi
Deputy Head of the SWX Group	Head of Legal Department (Leiter
and CEO SWX Swiss Exchange	Rechtsdienst) SWX Group

2nd Amending Agreement

to the

Cooperation Agreement of 25 October 2006

made on 22 May 2007

between

SWX Group, Selnaustrasse 30, CH-8001 Zurich

(hereinafter SWX)

and

Deutsche Börse AG, Neue Börsenstr. 1, D-60487 Frankfurt am Main

(hereinafter DBAG)

(SWX and DBAG are each referred to as a Party and collectively as the Parties)

Preamble

I.	SWX and DBAG have combined the trading in Structured Products and any associated services in a joint venture. For this purpose, the Parties entered into a number of agreements on 25 October 2006. The individual transaction steps, which were set out in the master agreement and the transaction agreement, have been implemented in the meantime. Amendments to the agreements that became necessary had previously been agreed in the Supplementary and Amending Agreement made on 1 February 2007 (“First Amending Agreement”).

J.	In the Cooperation Agreement made on 25 October 2006, the Parties agreed on the corporate governance and management of the Holding and the other Alex companies, the structure and implementation of the Alex exchanges, the Parties’ mutual rights of first offer (Vorhandrechte) and the termination of the joint venture (the Cooperation Agreement). Such agreement has also been modified by the First Amending Agreement.

K.	Section 2.2.2 of the Cooperation Agreement – Project phases provides for a predetermined procedure for the integration of the trading in Structured Products, being operated separately by the Parties. Such integration shall be implemented in two phases, which are planned to be completed within certain periods of time. If such periods of time are exceeded, the Cooperation Agreement may be terminated subject to certain conditions.

L.	Due to market consultations within the framework of the introduction of the Xetra C&W release in 2008, it is intended to extend the simulation phase for participants and software vendors. As a consequence, it is intended to amend the Cooperation Agreement to that effect and to delay the introduction beyond the first quarter of 2008. In addition to the extension of that time frame, it is also required in this respect to adjust other provisions of the Cooperation Agreement because of interrelations between dates and periods.

Now therefore, the Parties agree the following amendments to the Cooperation Agreement, with the provisions supposed to be amended being reproduced entirely in their new version and the amended periods of time and/or dates being highlighted in bold type:

2.2.2	Project phases

The trading of Structured Products, which is at present separately operated by the Parties, shall be integrated in two phases:

(a)	The first phase of integration shall commence on 1 January 2007 and is intended to end no later than on 31 January 2010 if both Parties agree so in accordance with the provisions set out in (b) below. During the first phase, trading, clearing and settlement will be separately operated on the Alex exchanges.

(b)

The second phase of integration shall commence after the end of the first phase after the Alex exchanges will have been migrated to a uniform electronic trading platform (Xetra/Xetra Plus or the relevant successor system), which will be made available by DBAG or its group companies through IT services to be determined in detail in advance by the Parties (the Managed Services). Both Parties shall be obligated to work in good faith towards migrating the Alex exchange Switzerland to the Managed Services during the first phase of the project. However, it is understood that the Alex exchange Switzerland will only be migrated to uniform Managed Services if the following cumulative conditions have been met:

(i)	migration of the Alex exchanges to uniform Managed Services is commercially reasonable for the Alex companies and their business. This will be the case if:

(w)	it has been ensured that the Managed Services are multi-currency compatible for exchange trading of Structured Products;

(x)	as a result of the migration to uniform Managed Services the Alex companies can generate synergy effects regarding ongoing operating costs as compared with the IT operating costs before migration;

(y)	the Managed Services or Xetra/Xetra Plus (or their successor system) permit fully electronic trading; and

(z)	the need for adjustments for participants in the derivatives market of the Alex exchange Switzerland is as little as possible and can reasonably be expected from them. Any such adjustment shall be deemed to be reasonable if at least three of the four most important participants (in terms of turnover) are willing to make the necessary adjustments;

(ii)	SWX shall ensure that buy-side access to the Alex exchange Switzerland trading platform can be obtained through an order-routing service of SWX Swiss Exchange. SWX undertakes to bear any costs incurred in this context. The costs of developing and configuring the Xetra access point (through a VALUES API interface) in order to receive the orders forwarded via SWX Swiss Exchange to the Alex exchanges shall be borne by the Alex companies;

(iii)	the Xetra/Xetra Plus systems (or any successor systems) operated by way of the Managed Services must have been operated at FWB for at least twelve months and must also have been used by market participants outside Germany;

(iv)	it has been ensured that the implementation of uniform Managed Services at the Alex exchange Switzerland does not give reason to terminate this Agreement under Article 6.2.3(a);

(v)	the requirements regarding the Managed Services set out in Annex 2.2.2(b)(v) have been met; and

(vi)	it has been ensured that even after having migrated the Alex exchanges to uniform Managed Services all legal and regulatory requirements imposed on the Alex exchange Switzerland can be met.

The management of the Alex group companies shall explain by 31 December 2008 in a written report to the Holding’s board of directors and to the Parties whether the above conditions of migrating the Alex exchanges to uniform Managed Services have been met. Each Party shall notify the other Party in writing within 60 calendar days of having received the report from the management of the Alex group companies in accordance with (b)(i) above whether it also considers the conditions set out in (b)(i) above to have been met. Furthermore, each Party shall inform the other Party by 31 August 2009 at the latest whether in its opinion, the other conditions set out in (b) (ii) up to and including (vi) had been met by 30 June 2009.

(c)	During the second phase, clearing, settlement and custody of certificates of Structured Products admitted to trading on Alex exchanges shall be operated equally on SIS SegaInterSettle AG (SIS), Eurex Clearing AG (ECAG) and Clearstream Banking AG, Frankfurt (CBF). The Parties agree that access to clearing, settlement and custody must be structured in a symmetrical way. If such symmetrical structure permits so, the certificates shall be held in custody by SIS or CBF as selected by the issuer and irrespective of the currency and ISIN of the Structured Products.

6.2.2	Premature termination

Either Party may terminate this Agreement by giving written notice to the other Party with a notice period of six months to the end of the month – for the first time to the first month’s end after the first anniversary following completion of the contribution of shares in Alex Switzerland and Alex Germany into the Holding – if:

(a)	basic conceptual deficiencies occur that cannot be rectified using reasonable efforts and within reasonable time; a conceptual deficiency as used above means that by 30 April 2009 there are less than seven price takers and five market makers technically connected to the Alex exchange Germany, actively participating in the trade of Structured Products (it being understood that an active participation is deemed to occur where pricing is made on a regular basis and trades are validly completed on Xetra/Xetra Plus (or relevant successor systems));

this right of termination shall irrevocably expire if it is not exercised within three months of the terminating Party having learned sufficiently of the conceptual deficiency, at the latest, however, on 31 July 2009;

(b)	the exchange licence of one of the Alex exchanges is revoked by a legally binding decision or order; this right of termination shall irrevocably expire if it is not exercised within three months of receipt of the relevant decision or order and it may in any case only be exercised as long as the decision or order revoking the exchange licence is effective;

(c)	a Definitive Deadlock as defined in Article 3.2.3(e) occurs at the general meeting; this right of termination shall irrevocably expire if it is not exercised within three months of occurrence of such Definitive Deadlock;

(d)	the Xetra Release 9 with “Xetra Plus” functionalities or a corresponding successor system is not available at the lastest one month after the date for the introduction in April 2008, or the target capital expenditure for developing the “Xetra Plus” functionalities (or their successor systems) is exceeded in total by 10% or more; this right of termination shall irrevocably expire if it is not exercised within three months of the terminating Party having learned sufficiently of such discrepancy;

(e)	material defects occur with respect to the technical services to be provided in connection with Article 3.11(a)(i)(B) and Article 3.11(a)(ii)(B) under the service level agreements in Annex 3.11(a)(i) and Annex 3.11(a)(ii) which cannot be rectified by measures financially and commercially acceptable for the Parties and the Alex companies; either Party may only base its termination on this default event if such defects do not result from a violation of its duties or the duties of its group companies caused by gross negligence or wilful misconduct; this right of termination shall irrevocably expire if it is not exercised within twelve months of the terminating Party having learned sufficiently of the material defect;

(f)	one of the Parties grossly violates its duties under this Agreement so that it cannot be reasonably expected of the other Party to adhere to this Agreement, unless the violating Party has completely restored the conformity with this Agreement within 30 calendar days of receiving written notice of violation (Abmahnung) or the Parties have reached a written agreement on the further steps to be taken following conciliation negotiations; the conciliation negotiations shall be conducted in line with Article 3.2.3(b) and (c) and shall be deemed to have failed if the chairman of SWX and the CEO of DBAG are unable to agree on an amicable solution within one month of the date of one Party’s written request for conciliation negotiations; this right of termination shall irrevocably expire if it is not exercised within four months following the written notice of violation or within four months after a Party has requested conciliation negotiations in writing;

(g)	a change of control occurs at the other Party; this right of termination shall irrevocably expire if it is not exercised within three months of the date of the change of control;

(h)	the other Party becomes insolvent or insolvency proceedings, composition proceedings (Nachlassverfahren) or similar proceedings are initiated against the other Party; or

(i)	a board member of one of the Alex companies grossly violates the provisions of this Agreement (including the corporate documents agreed upon under this Agreement) or another agreement entered into between one of the Alex companies and the Parties or their group companies and the Party that has nominated this board member fails to take or cause to be taken all steps it can take or cause to be taken to restore the conformity with this Agreement without undue delay, at the latest, however, within two months of the violation having been established. This termination right is only available for the Party to which the board member whose conduct conflicts with the provisions and aims of this Agreement is not assigned and it may only be exercised after setting the other Party a deadline that must be appropriate considering the specific circumstances (at least, however, two weeks) and only within three months of expiry of such deadline. If the conformity with this Agreement has been completely restored, this right of termination may no longer be exercised.

6.2.4	Termination by DBAG

DBAG may terminate this Agreement by giving written notice to SWX with a notice period of six months to the end of the month – for the first time to the first month’s end following the first anniversary following completion of the contribution of shares in Alex Switzerland and Alex Germany into the Holding – if:

(a)	the Parties have not taken the binding decision to migrate the Alex exchange Switzerland to uniform Managed Services by 31 August 2009; this right of termination may only be exercised until 31 December 2009;

(b)	the Parties have taken the binding decision to migrate the Alex exchange Switzerland to uniform Managed Services by 31 August 2009, but the migration of the Alex exchange Switzerland to DBAG’s Managed Services has not occurred by 30 July 2010 in accordance with Annex 2.2.2(b)(v); this right of termination may only be exercised until 31 December 2010, and only if the migration has not failed to be completed for reasons for which DBAG or its group companies are responsible;

(c)	SWX provides DBAG with a notice or notices pursuant to Art. 2.2.2(b), last paragraph, to the effect that the requirements pursuant to Article 2.2.2(b)(i) to (vi) have not been met; this right of termination by DBAG shall irrevocably expire if it is not exercised within three months of receipt of the notice; or

(d)	other authorities than those in Germany obtain or exercise approval, supervisory or regulatory powers over the Alex exchange Germany or Alex Germany which they would not have had without the creation of this cooperation and its implementation agreed hereunder; this right of termination by DBAG shall irrevocably expire if it is not exercised within three months of occurrence of the default event pursuant to (c) above.

Zurich, 22 May 2007

SWX Group

/s/ Heinrich Henckel	/s/ Willi Jäggi
Dr Heinrich Henckel Deputy Head of the SWX Group Executive Committee	Willi Jäggi Head of Legal SWX Group

Frankfurt, 4 June 2007

Deutsche Börse AG

/s/ Reto Francioni	/s/ Frank Gerstenschläger
Dr Reto Francioni CEO, Member of the Management Board of Deutsche Börse AG	Frank Gerstenschläger Member of the Management Board of Deutsche Börse AG

3rd Amending and Supplementary Agreement
to the Cooperation Agreement of 23/25 October 2006 made on 6 March 2009 between

SIX Group, c/o SIX Swiss Exchange AG, Selnaustrasse 30, CH-8001 Zurich

(hereinafter SIX Group) and

SIX Swiss Exchange AG, Selnaustrasse 30, CH-8001 Zurich

(hereinafter SIX Swiss Exchange) and

Deutsche Börse AG, Neue Börsenstr. 1, D-60487 Frankfurt am Main

(hereinafter DBAG)

(SIX Group, SIX Swiss Exchange AG and DBAG are each referred to as a Party and collectively as the Parties)

Preamble

M.	On 23/25 October 2006, SIX Group, formerly known as „SWX Group AG” and „Swiss Financial Market Services AG”, and DBAG entered into a Cooperation Agreement (the Cooperation Agreement) concerning the corporate governance and management of Alex Holding S.A. and the other Alex companies, the structure and implementation of the Alex exchanges, the mutual rights of first offer (Vorhandrechte) of both Parties mentioned above and the termination of the joint venture

N.	On 1 February 2007, SIX Group and DBAG signed a first supplement and amendment to the Cooperation Agreement (the First Supplement), in which SIX Group and DBAG agreed, among other things, that (1) the name of Alex Holding S.A. was to be changed to “SWX Group / Deutsche Börse JV Holding S.A.”; (2) the name of Alex Switzerland was to be changed to “SWX Quotematch AG”; and (3) the name of the company Alex Deutschland AG was to be changed to “Börse Frankfurt Smart Trading AG”.

O.	On 22 May/4 June 2007, SIX Group and DBAG signed a second amendment to the Cooperation Agreement (the Second Amendment), in which SIX Group and DBAG agreed, among other things, to extend the simulation phase of participants and software vendors within the scope of the introduction of the Xetra C&W release for the Alex exchange Germany, and to delay the introduction beyond the first quarter of 2008.

Now therefore, the Parties agree the following amendments to the Cooperation Agreement, with the provisions supposed to be amended being reproduced entirely in their new version and the amended periods of time and/or dates being highlighted in bold type:

13	Definitions

Any terms defined in the Cooperation Agreement (as amended by the First Supplement and Second Amendment) shall have the same meaning in this Amending and Supplementary Agreement (the Third Supplement).

14	Amendments and supplements to the agreement

14.1	Amendment to Article 2.2.2 of the Cooperation Agreement

The following new text shall be substituted for Article 2.2.2 of the Cooperation Agreement as amended by the Second Supplement:

“2.2.2 Project phases

The trading of Structured Products, which is at present separately operated by the Parties, shall be integrated in two phases:

(f)	The first phase of integration shall commence on 1 January 2007 and is intended to end no later than on 31 January 2010 if both Parties agree so in accordance with the provisions set out in (b) below. During the first phase, trading, clearing and settlement will be separately operated on the Alex exchanges.

(g)

The second phase of integration shall commence after the end of the first phase after the Alex exchanges will have been migrated to a uniform electronic trading platform (Xetra/Xetra Plus or the relevant successor system), which will be made available by DBAG or its group companies through IT services to be determined in detail in advance by the Parties (the Managed Services). Both Parties shall be obligated to work in good faith towards migrating the Alex exchange Switzerland to the Managed Services during the first phase of the project. However, it is understood that the Alex exchange Switzerland will only be migrated to uniform Managed Services if the following cumulative conditions have been met:

(iv)	migration of the Alex exchanges to uniform Managed Services is commercially reasonable for the Alex companies and their business. This will be the case if:

(w)	it has been ensured that the Managed Services are multi-currency compatible for exchange trading of Structured Products;

(x)	as a result of the migration to uniform Managed Services the Alex companies can generate synergy effects regarding ongoing operating costs as compared with the IT operating costs before migration;

(y)	the Managed Services or Xetra/Xetra Plus (or their successor system) permit fully electronic trading; and

(z)	the need for adjustments for participants in the derivatives market of the Alex exchange Switzerland is as little as possible and can reasonably be expected from them. Any such adjustment shall be deemed to be reasonable if at least three of the four most important participants (in terms of turnover) are willing to make the necessary adjustments;

(v)	SWX shall ensure that buy-side access to the Alex exchange Switzerland trading platform can be obtained through an order-routing service of SWX Swiss Exchange. SWX undertakes to bear any costs incurred in this context. The costs of developing and configuring the Xetra access point (through a VALUES API interface) in order to receive the orders forwarded via SWX Swiss Exchange to the Alex exchanges shall be borne by the Alex companies;

(vi)	the Xetra/Xetra Plus systems (or any successor systems) operated by way of the Managed Services must have been operated at FWB for at least twelve months and must also have been used by market participants outside Germany;

(vii)	it has been ensured that the implementation of uniform Managed Services at the Alex exchange Switzerland does not give reason to terminate this Agreement under Article 6.2.3(a);

(viii)	the requirements regarding the Managed Services set out in Annex 2.2.2(b)(v) have been met; and

(ix)	it has been ensured that even after having migrated the Alex exchanges to uniform Managed Services all legal and regulatory requirements imposed on the Alex exchange Switzerland can be met.

The management of the Alex group companies shall explain by 31 May 2009 in a written report to the Holding’s board of directors and to the Parties whether the above conditions of migrating the Alex exchanges to uniform Managed Services have been met. Each Party shall notify the other Party in writing within 60 calendar days of having received the report from the management of the Alex group companies whether it also considers the conditions set out in (b)(i) above to have been met. Furthermore, each Party shall inform the other Party by 31 August 2009 at the latest whether in its opinion, the other conditions set out in (b) (ii) up to and including (vi) had been met by 31 July 2009.

(h)	During the second phase, clearing, settlement and custody of certificates of Structured Products admitted to trading on Alex exchanges shall be operated equally on SIS SegaInterSettle AG (SIS), Eurex Clearing AG (ECAG) and Clearstream Banking AG, Frankfurt (CBF). The Parties agree that access to clearing, settlement and custody must be structured in a symmetrical way. If such symmetrical structure permits so, the certificates shall be held in custody by SIS or CBF as selected by the issuer and irrespective of the currency and ISIN of the Structured Products.

14.2	Change of certain company names

The Parties agree that:

(i)	any reference to “SWX”, “SWX Swiss Exchange” and any reference to “SWX Swiss Exchange AG” made in the Cooperation Agreement shall be replaced by “SIX Swiss Exchange” and “SIX Swiss Exchange AG”, respectively; and

(j)	any reference to “SIS SegaInterSettle AG” and any reference to “SIS” shall be replaced by “SIX SIS AG” and “SIX SIS”, respectively; and

(k)	any reference to “Alex Exchange Deutschland AG” and any reference to “Alex Germany” as well as any reference to “Börse Frankfurt Smart Trading AG” and any reference to “Börse Frankfurt Smart Trading” shall be replaced by “Scoach Deutschland AG” and “Scoach Germany”, respectively; and

(l)	any reference to “Alex Exchange Schweiz AG” and any reference to “Alex Switzerland” as well as any reference to “SWX Quotematch AG” and any reference to “SWX Quotematch” shall be replaced by “Scoach Schweiz AG” and “Scoach Switzerland”, respectively; and

(m)	any reference to “Alex Exchange Holding SA” and any reference to “SWX Group / Deutsche Börse JV Holding S.A.” shall be replaced by “Scoach Holding S.A.”; and

(n)	any further reference to “Alex” shall be replaced by “Scoach”, meaning that “Alex shareholder loan”, “Alex exchanges”, “Alex company”/”Alex companies”, etc. shall be replaced by “Scoach shareholder loan”, “Scoach exchanges”, “Scoach company”/”Scoach companies”, etc.

The Parties further point out that

(o)	the Holding’s company name was changed from “SWX Group / Deutsche Börse JV Holding S.A.” to “Scoach Holding S.A.” as of 4 June 2007;

(p)	Alex Switzerland’s company name was changed from “SWX Group / Deutsche Börse JV Holding S.A.” to “Scoach Schweiz AG” as of 2 August 2007;

(q)	Alex Germany’s company name was changed from “Börse Frankfurt Smart Trading AG” to “Scoach Europa AG” as of 31 August 2007.

14.3	Assumption of agreement by SIX Swiss Exchange

(r)	The Parties hereby agree that, upon the effectiveness of this Third Supplement, SIX Swiss Exchange shall join the Cooperation Agreement (as amended by the First Supplement, the Second Amendment and this Third Supplement) as a new Party thereto in lieu of SIX Group and shall thus assume all rights and obligations under or in connection with the Cooperation Agreement. Such assumption shall expressly apply also to the arbitration clause in Article 7.10(b) of the Cooperation Agreement. As of the date of such assumption, SIX Group shall irrevocably guarantee for a period of twelve months that SIX Swiss Exchange properly meets its obligations under or in connection with the Cooperation Agreement. SIX Group shall satisfy, at first written demand, any legitimate claims of DBAG to which DBAG is or will become entitled due to a breach of an obligation or a tortious act, provided that such claims have not been satisfied by SIX Swiss Exchange within a reasonable period. After the expiry of the twelve-month period (sentence 3), SIX Group shall cease to have any obligations under or in connection with the Cooperation Agreement.

(s)	It is further intended that SIX Group shall transfer all of its shares in Scoach Holding S.A. (the Holding Shares) to SIX Swiss Exchange. Accordingly and in amendment of Article 2.1(a)(i) of the Cooperation Agreement, SIX Swiss Exchange shall hold 50% minus one of the registered shares of Scoach Holding S.A. after the completion of the transfer of the Holding Shares from SIX Group to SIX Swiss Exchange. SIX Group and SIX Swiss Exchange shall inform DBAG about the completion of the transfer in writing without undue delay.

(t)	The Parties expect that the transfer of Holding Shares from SIX Group to SIX Swiss Exchange will not entail any adverse tax implications for the Scoach companies. Should adverse tax implications occur nevertheless, SIX Swiss Exchange shall reimburse the affected Scoach company/companies for the taxes paid in addition upon production of relevant payment documents.

15	General provisions, applicable law | court of arbitration

The general provisions and the provisions as to applicable law and the court of arbitration pursuant to Article 7 of the Cooperation Agreement shall also apply to this Third Supplement.

Zurich, 11 March 2009

SIX Group AG

/s/ Ursula LaRoche-Ender	/s/ Willi Jäggi

Zurich, 6 March 2009

SIX Swiss Exchange AG

/s/ Christoph Bigger	/s/ Chris Landis

Frankfurt, 24 March 2009

Deutsche Börse AG

/s/ Rainer Riess	/s/ Frank Gerstenschläger

4th Amending and Supplementary Agreement

to the Cooperation Agreement of 23/25 October 2006

18 January 2010

between

SIX Swiss Exchange AG, Selnaustrasse 30, CH-8001 Zurich

(hereinafter SIX Swiss Exchange) and

Deutsche Börse AG, Neue Börsenstr. 1, D-60487 Frankfurt am Main

(hereinafter DBAG)

(SIX Swiss Exchange and DBAG are each referred to as a Party and collectively as the Parties)

and

SIX Group AG, c/o SIX Swiss Exchange AG, Selnaustrasse 30, CH-8001 Zurich

(hereinafter SIX Group)

Preamble

(A)	On 23/25 October 2006, SIX Group and DBAG entered into a Cooperation Agreement (the Cooperation Agreement) concerning the corporate governance and management of Scoach Holding S.A. and the other Scoach companies, the structure and implementation of the Scoach exchanges, the mutual rights of first offer (Vorhandrechte) of both Parties mentioned above and the termination of the joint venture

(B)	On 1 February 2007, SIX Group and DBAG signed a first supplement and amendment to the Cooperation Agreement (the First Supplement), in which SIX Group and DBAG agreed, among other things, that (1) the name of the company at that time acting under the name Alex Holding S.A. was to be changed to “SWX Group / Deutsche Börse JV Holding S.A.”; (2) the name of the company previously acting as Alex Switzerland was to be changed to “SWX Quotematch AG”; and (3) the name of the company previously acting as Alex Deutschland AG was to be changed to “Börse Frankfurt Smart Trading AG”.

(C)	On 22 May/4 June 2007, SIX Group and DBAG signed a second amendment to the Cooperation Agreement (the Second Amendment), in which SIX Group and DBAG agreed, among other things, to extend the simulation phase of participants and software vendors within the scope of the introduction of the Xetra C&W release for the Scoach exchange Germany, and to delay the introduction beyond the first quarter of 2008.

(D)	On 06/11/24 March 2009, the Parties and SIX Group signed a third amendment to the Cooperation Agreement (the Third Supplement), which included, among other things, agreements on a modified time frame for the migration of the Scoach exchanges to Managed Services, a change of certain company names – in particular of the “Alex” companies to “Scoach” – as well as the assumption of contract by SIX Swiss Exchange instead of SIX Group.

(E)	The Parties understand that the conditions for a migration of Scoach Switzerland to uniform Managed Services as agreed in Article 2.2.2(b) of the Cooperation Agreement are currently not met. A migration of the Scoach Switzerland market to the Xetra trading platform will not take place. It is intended to exclude the question of a possible future migration of Scoach Switzerland to uniform Managed Services from the Cooperation Agreement and to agree on it by way of a separate agreement to be entered into between the Parties in due course. The Parties agree that Scoach Holding S.A. is no longer intended to be directed by DBAG alone in respect of its strategic and operational decisions, but shall be controlled jointly together with SIX Swiss Exchange and be operated accordingly as a joint venture. As a result thereof, it is intended to agree on further amendments to the Cooperation Agreement, with the provisions supposed to be amended being reproduced entirely in their new version and the amended periods of time and/or dates being highlighted in bold type. The term of the Agreement and the provisions as to termination are intended to be adjusted in a way that a termination will be possible each year at half-year end or at the end of the year by giving six months’ prior notice (but no earlier than as of 30 June 2013) and that the provisions on what is called a Reversionary Termination (Heimfallkündigung) will generally be applicable in the event of a termination of the cooperation. Furthermore, it is intended to amend the requirements applying to approvals of budget modifications. Finally, it is planned to amend the rules of representation agreed upon in the Cooperation Agreement with regard to Scoach Schweiz AG to come to a more workable solution.

16	Definitions

Any terms defined in the Cooperation Agreement (as amended by the First Supplement, Second Amendment and Third Supplement) shall have the same meaning in this Amending and Supplementary Agreement (the Fourth Supplement).

17	Amendments and supplements to the Agreement

17.1	Amendment to Article 2.2.2 of the Cooperation Agreement

Article 2.2.2 of the Cooperation Agreement, as amended by the Third Supplement, will be replaced entirely by the following new wording:

“2.2.2	Separate operation of trading, clearing and settlement

Trading, clearing and settlement will be operated separately on the Scoach exchanges. A possible migration, if any, of the Scoach exchanges to uniform Managed Services requires approval by both Parties, to be granted by signing a corresponding written agreement.”

17.2	Amendment to Article 6.2.1 and to the heading of Article 6.2.2 of the Cooperation Agreement

Article 6.2.1 of the Cooperation Agreement, as amended by the Third Supplement, will be replaced entirely by the following new wording:

“6.2.1	Termination subject to a notice period (ordentliche Kündigung)

Each Party may terminate this Agreement by giving written notice to the other Party with a notice period of six months with effect as of the end of the first half of the year or as of the end of the year. The earliest possible valid termination will be a termination with effect as of 30 June 2013.”

Additionally, the heading of Article 6.2.2 will be amended as follows:

“6.2.2	Extraordinary termination (außerordentliche Kündigung)”

17.3	Amendment to approval requirements

So far, the Cooperation Agreement stipulated in Article 3.1.1(c)(xviii) and indirectly in Article 3.7(a) that the annual budget must be approved by unanimous decision if it is supposed to exceed or fall below the targets of the approved business plan by more than 10%. Henceforth, the principle of unanimity pursuant to Article 3.1.1(b) shall no longer apply if the annual budget falls below the targets of the approved business plan, i.e. if the annual budget is an improvement as compared with the targets of the approved business plan. If the approved annual budget is exceeded in the course of the year, this shall always be subject to the principle of unanimity.

Consequently, the provision in Article 3.1.1(c)(xviii) will be restated as follows:

“approval of the annual budget to the extent that it exceeds the relevant targets of the approved business plan, and the approval if the approved annual budget is exceeded in the course of the year.”

Furthermore, the last sentence of Article 3.7(a) is replaced by the following sentence:

“The business plan shall be subject to a prior adjustment resolved with the qualified quorum in accordance with Article 20 of the Holding’s articles of association if the annual budget is supposed to exceed the business plan’s corresponding parameters.”

17.4	Corresponding amendment to Annexes of the Cooperation Agreement (articles of association of Scoach Holding S.A., organisational regulations of Scoach Schweiz AG and rules of procedure for the management board of Scoach Europa AG)

The Parties see to it that the competent bodies of Scoach Holding S.A., Scoach Schweiz AG and Scoach Europa AG amend the relevant articles of association, organisational regulations and rules of procedure accordingly during the next annual meeting and/or meeting at the latest, such that they contain the following wording:

“Articles of association of Scoach Holding S.A.

…

2.20	Adoption of resolutions with a qualified quorum

…

16)	Approval of the annual budget to the extent that it exceeds the relevant targets of the approved business plan, and the approval if the approved annual budget is exceeded in the course of the year.”

“Organisational regulations of Scoach Schweiz AG

…

3.4.2	Unanimous resolutions

…

18)	Approval of the annual budget to the extent that it exceeds the relevant targets of the approved business plan, and the approval if the approved annual budget is exceeded in the course of the year.”

“Rules of procedure for the management board of Scoach Europa AG

…

3.	Transactions requiring approval

…

13)	Approval of the annual budget to the extent that it exceeds the relevant targets of the approved business plan, and the approval if the approved annual budget is exceeded in the course of the year.”

17.5	Amendment to Article 6.3.1 of the Cooperation Agreement

Article 6.3.1 of the Cooperation Agreement, as amended by the Third Supplement, shall be replaced entirely by the following new wording:

“6.3	Consequences of termination

6.3.1	Dissolution of the cooperation

Subject to Article 6.3.3, the cooperation shall be dissolved upon termination as follows:

(a)	DBAG shall accordingly have the right and the obligation to keep the Holding as its sole shareholder in accordance with the provisions of this Agreement. A corresponding right of SIX Swiss Exchange is expressly excluded and shall not be created.

(b)	the Holding shall be entitled and obliged in accordance with the conditions set out in Annex 6.3.1(b) to take over all shares in the Holding held directly or indirectly by SIX Swiss Exchange, and SIX Swiss Exchange shall be entitled and obliged to take over all shares in the SIX Scoach companies held directly or indirectly by the Holding, without a fair value determination taking place.

(c)	A compensation remains possible, unless the net financial liabilities and non-operative assets of the SIX Scoach companies, on the one hand, and the remaining Scoach companies, on the other hand, are equal (gleich hoch) on the dissolution date (Vollzugsdatum) (Article 5.1 of Annex 6.3.1(b)). For this purpose, a balance sheet as at the dissolution date (Vollzugsbilanz) shall be prepared, respectively, for the SIX Scoach companies, on the one hand, and the remaining Scoach companies, on the other hand, pursuant to Article 3 of Annex 6.3.1(b). In particular, the accounting principles previously applied pursuant to Article 3.5 of the Cooperation Agreement shall be applied consistently to such preparation (see Article 3 of Annex 6.3.1(b)). If taxes or other charges are incurred because the joint venture is dissolved without a fair value compensation, each Party shall bear the taxes and other charges incurred as a result thereof.

In order to avoid difficulties in interpretation, the Parties hereby clarify the following in respect of the calculation of a compensation, if any:

(i)	The corresponding balance sheet items (see Annex 1 of the Cooperation Agreement) of Scoach Holding S.A. shall be included in the calculation of the net financial liabilities and non-operative assets of the remaining Scoach companies and a balance sheet as at the dissolution date will consequently be prepared for the Holding pursuant to Article 3 (a) (i) of Annex 6.3.1(b).

(ii)	This shall apply in particular to the set-off of any dividend, if any, distributed by Scoach Schweiz AG to Scoach Holding S.A. prior to the dissolution of the cooperation (normally as freely available funds, see Annex 1 to the Cooperation Agreement – definition of net financial liabilities (b)(i)), and

(iii)	any loan, if any, granted by Scoach Holding S.A. to Scoach Europa AG (at the level of the Holding non-operative assets, at the level of Scoach Europa freely available cash, on the one hand, and interest-bearing financial liabilities (see Annex 1 to the Cooperation Agreement – definition of net financial liabilities – (a)(i) on the other).

(d)

The Parties shall check in good faith, and in due time prior to the termination of the cooperation under this Agreement, whether it is possible to reduce the tax burden for the Parties or the expenses through another structure of the joint venture’s dissolution agreed upon above (e.g. a prior conversion of Scoach Holding S.A. into a limited liability company), which would, however, lead to the same economic result. If the non-cash contribution of the shares in Scoach Europa to the Holding by DBAG dates back more than seven years upon termination of the cooperation under this Agreement, the Parties shall additionally check whether it is still necessary from a tax perspective to stick to the principle of DBAG’s exclusive entitlement to the Holding pursuant to Article 6.3.1(a). To the extent the continuing tax neutrality of the contribution of the Structured Products business to the joint venture can also be preserved for DBAG in the event of an alternative structure of the dissolution, as for example through a buy-back of the German Scoach group companies by DBAG and of the Swiss Scoach group companies by SIX Swiss Exchange and a subsequent liquidation of the Holding, or a split-up of the Holding among the Parties, the Parties will develop, in good faith, a sustainable alternative form for the dissolution which leads to the same economic result and is equivalent from a tax perspective. If the Parties are unable to agree on an alternative proceeding in respect of the joint venture’s dissolution within 40 calendar days prior to the termination of the cooperation, then the dissolution will be effected pursuant to Article 6.3.1(a), (b), (c) and (d) and/or Annex 6.3.1(b).”

(e)	Article 6.3.1(j) of the Cooperation Agreement’s previous version shall become Article 6.3.1(e).

17.6	Extension of the guarantee provided by SIX Group

The declaration of guarantee made by SIX Group, provided for in Article 2.3 of the Third Supplement, shall also extend to obligations of SIX Swiss Exchange under this Fourth Supplement, in particular those resulting from Article 2.5, and shall, as a whole, be extended in terms of time to the date of expiry of the twelfth month after the effective transfer of title to the shares in the Holding held by SIX Group to SIX Swiss Exchange, i.e. to 5 November 2010.

17.7	Supplementary provisions to Article 3.4.2(e) in respect of Scoach Schweiz AG

Article 3.4.2(e) of the Cooperation Agreement provides that the provisions of Article 3.3.3 shall apply mutatis mutandis to the boards of the Scoach group companies, i.e. also to Scoach Schweiz AG, to the extent legally permitted. As a consequence, the members of the board of directors and/or management designated by one Party previously could only validly exercise their power of representation together with a member of the board of directors or management designated by the other Party, respectively. This limitation of the power of representation has been entered in the commercial register with a specification of possible combinations. Article 718, paragraphs 3 and 4, of the Swiss Law of Obligations sets out that at least one member of the board of directors and additionally a member of the board of directors or a managing director (member of the management) domiciled in Switzerland, respectively, must be authorised to represent the company. It is currently no longer possible to fulfil this requirement since neither the member of the management designated by DBAG nor any member of the board of directors designated by DBAG is domiciled in Switzerland. Therefore, the Parties agree as follows:

The following sentences are inserted in Article 3.4.2(e) after the currently existing first sentence:

“The restriction pursuant to Article 3.3.3 is waived with regard to Scoach Schweiz AG as long as neither the member of the management designated by DBAG, nor any member of the board of directors designated by DBAG is domiciled in Switzerland. The domicile requirements of the Swiss Law of Obligations pursuant to Article 718 paragraphs 3 and 4 of the Swiss Law of Obligations are fulfilled thereby. The extended power of representation shall be entered in the commercial register, such that the specification of person-related combinations is no longer necessary and all members of the board of directors and management will be authorised, without any limitation, to represent the company jointly together with a second member. However, the Parties agree and see to it that, in accordance with the internal allocation of responsibilities, Scoach Schweiz AG will generally be represented in relation to third parties by the two members of the management. Each Party shall additionally have the right to demand from the other Party that the previously existing restriction be again entered in the commercial register as soon as the member of the management designated by DBAG or any member of the board of directors designated by DBAG is domiciled in Switzerland.

18	General provisions, applicable law | court of arbitration

The general provisions and the provisions as to applicable law and the court of arbitration pursuant to Article 7 of the Cooperation Agreement shall also apply to this Fourth Supplement.

Luxembourg, 18 January 2010

SIX Swiss Exchange AG

/s/ Christian Katz	/s/ Chris Landis

Luxembourg, 18 January 2010

Deutsche Börse AG

/s/ Frank Gerstenschläger	/s/ Rainer Riess

Zurich, January 2010

SIX Group AG

/s/ Christian Katz	/s/ Urs Rüegsegger